SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

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MATTHEWS INTERNATIONAL CORPORATION
 (Name of Registrant as Specified In Its Charter)

_________________________________________________________
 (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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2011

NOTICE

OF

ANNUAL

MEETING

AND

PROXY

STATEMENT

Notice of
ANNUAL MEETING OF SHAREHOLDERS
To be held February 17, 2011

To Our Shareholders:

The Annual Meeting of the Shareholders of Matthews International Corporation will be held at 6:00 PM on Thursday, February 17, 2011 at the Sheraton Station Square Hotel, 300 West Station Square Drive, Pittsburgh, Pennsylvania, for the purpose of considering and acting upon the following:

1.	To elect three directors of the Company for a term of three years and one director of the Company for a term of one year.

2.	To approve the adoption of the 2010 Incentive Compensation Plan.

3.	To ratify the appointment of PricewaterhouseCoopers LLP as the independent registered public accounting firm to audit the records of the Company for the fiscal year ending September 30, 2011.

4.	To provide an advisory (non-binding) vote on the executive compensation of the Company’s named executive officers.

5.	To provide an advisory (non-binding) vote on the frequency of the advisory vote on executive compensation.

6.	To transact such other business as may properly come before the meeting.

Shareholders of record as of December 31, 2010 will be entitled to vote at the Annual Meeting or any adjournments thereof.

Please indicate on the enclosed proxy card whether you will or will not be able to attend this meeting. Return the card in the enclosed envelope as soon as possible.  If you receive more than one proxy card (for example, because you own common stock in more than one account), please be sure to complete and return all of them.

We hope you can be with us for this important occasion.

                                                                                     Sincerely,

                                                                                     Steven F. Nicola
                                                                                     Corporate Secretary

January 18, 2011

Matthews International Corporation
Proxy Statement

Matthews International Corporation
Two NorthShore Center
Pittsburgh, PA 15212 - 5851
412 / 442-8200

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to Be Held on February 17, 2011

The 2011 Proxy Statement and the Annual Report to Shareholders for the year ended September 30, 2010 are also available at www.matw.com under the section entitled “Reports”.

PROXY STATEMENT

The accompanying proxy is solicited by the Board of Directors of Matthews International Corporation (“Matthews” or the “Company”) whose principal executive offices are located at Two NorthShore Center, Pittsburgh, Pennsylvania 15212.  This Proxy Statement and the accompanying proxy were first released to shareholders on or about January 18, 2011.

Execution of the proxy will not affect a shareholder's right to attend the meeting and vote in person.  Any shareholder giving a proxy has the right to revoke it at any time before it is voted by giving notice to the Corporate Secretary or by attending the meeting and voting in person.

Matters to be considered at the Annual Meeting are those set forth in the accompanying notice.  Shares represented by proxy will be voted in accordance with instructions.  In the absence of instructions to the contrary, the proxy solicited will be voted for the proposals set forth.

Management does not intend to bring before the meeting any business other than that set forth in the Notice of Annual Meeting of Shareholders.  If any other business should properly come before the meeting, it is the intention of management that the persons named in the proxy will vote in accordance with their best judgment.

OUTSTANDING STOCK AND VOTING RIGHTS

The Company has one class of stock outstanding:  Class A Common Stock, par value $1.00 per share, referred to as the "Common Stock."

Each outstanding share of Common Stock of the Company entitles the holder to one vote upon any business properly presented at the shareholders' meeting.  Cumulative voting is not applicable to the election of directors.

The Board of Directors of the Company has established December 31, 2010 as the record date for shareholders entitled to vote at the Annual Meeting. The transfer books of the Company will not be closed. A total of 29,604,856 shares of Common Stock are outstanding and entitled to vote at the meeting.

Abstentions and broker non-votes have no effect on any proposal to be voted upon.  Broker non-votes as to any matter are shares held by brokers and other nominees which are voted at the meeting on matters as to which the broker or nominee has discretionary authority, but which are not voted on the matter in question because the broker or nominee does not have discretionary voting authority as to such matter.

GENERAL INFORMATION REGARDING CORPORATE GOVERNANCE

Board of Directors

The Board of Directors is the ultimate governing body of the Company. As such, it functions within a framework of duties and requirements established by statute, government regulations and court decisions. Generally, the Board of Directors reviews and confirms the basic objectives and broad policies of the Company, approves various important transactions, appoints the officers of the Company and monitors Company performance in key results areas.  The Board also has oversight responsibility of the processes established to report and monitor systems for material risks applicable to the Company.  The full Board regularly reviews enterprise-wide risk management, which includes relationships with significant customers, volatility of commodity costs, changes in the markets in which the Company operates and existing and potential competitors.   In addition, each Board committee plays a significant role in carrying out the risk oversight function.  The Audit Committee oversees risks related to financial reporting and control; environmental, health and sustainability matters; management policies and guidelines; legal claims and issues; and information technology.  The Nominating and Corporate Governance Committee oversees risks related to corporate governance and ethics.  The Compensation Committee oversees risks related to human resources, succession planning and compensation.

Board Composition

The Articles of Incorporation of the Company provide that the Board of Directors has the power to set the number of directors constituting the full Board, provided that such number shall not be less than five nor more than fifteen. Until further action, the Board of Directors has fixed the number of directors constituting the full Board at eight, divided into three classes.  The terms of office of the three classes of directors end in successive years.

After reviewing the independence standards contained in the NASDAQ listing requirements, the Board of Directors has determined that each of its directors is independent, other than the Company’s President and Chief Executive Officer Joseph C. Bartolacci.  The Company’s Governance Guidelines provide that an employee member can remain on the Board for a period of no longer than one year following retirement from employment with the Company.

The Board of Directors has determined that an independent, non-employee member should be appointed to serve as Chairman of the Board.  The Board believes that separation of the positions of Chairman of the Board and Chief Executive Officer, with the appointment of an independent, non-employee director as Chairman, strengthens the Company’s corporate governance.  Mr. John D. Turner is the Company’s current independent, non-employee Chairman of the Board.

Mr. Turner and the other independent directors meet at such times as are necessary and generally on the dates of regularly scheduled Board meetings.  The independent directors met a total of four times in fiscal 2010.

During fiscal 2010, there were six regularly scheduled meetings and two special meetings of the Board of Directors.

Board Committees

There are four standing committees appointed by the Board of Directors -- the Executive, Nominating and Corporate Governance, Audit and Compensation Committees.

Management has the same responsibility to each Committee as it does to the Board of Directors with respect to providing adequate staff services and information.  Furthermore, each Committee has the same power as the Board of Directors to employ the services of outside consultants and to have discussions and interviews with personnel of the Company and others.

The principal functions of the four standing Committees are summarized as follows:

Executive Committee

The Executive Committee is appointed by the Board of Directors to have and exercise during periods between Board meetings all of the powers of the Board of Directors, except that the Executive Committee may not elect directors, change the membership of or fill vacancies on the Executive Committee, change the By-laws of the Company or exercise any authority specifically reserved by the Board of Directors.  Among the functions customarily performed by the Executive Committee during periods between Board meetings are the approval, within limitations previously established by the Board of Directors, of the principal terms involved in sales of securities of the Company, and such reviews as may be necessary of significant developments in major events and litigation involving the Company.  In addition, the Executive Committee is called upon periodically to provide advice and counsel in the formulation of corporate policy changes and, where it deems advisable, make recommendations to the Board of Directors.

The members of the Executive Committee are John D. Turner (Chairperson), Joseph C. Bartolacci and John P. O’Leary, Jr.  The Executive Committee holds meetings at such times as are required.  No meetings of the Executive Committee were necessary in fiscal 2010.

Nominating and Corporate Governance Committee

The principal functions of the Nominating and Corporate Governance Committee are to (1) identify individuals qualified to become Board of Director members, (2) recommend to the Board of Directors the director nominees for the next annual meeting of shareholders, (3) monitor and recommend to the Board of Directors changes, as necessary, to the Company’s Corporate Governance Guidelines, (4) lead the Board of Directors in complying with its Corporate Governance Guidelines and (5) review and make recommendations to the Board of Directors concerning director compensation.  The Nominating and Corporate Governance Committee is also responsible for the annual evaluations of the performance of the Board of Directors and Committees of the Board, including individual directors.  This Committee is committed to ensuring that (i) the nominees for membership on the Board of Directors are of the highest possible caliber and are able to provide insightful, intelligent and effective guidance to the management of the Company and (ii) the governance of the Company is in full compliance with law, reflects generally accepted principles of good corporate governance, encourages flexible and dynamic management without undue burdens and effectively manages the risks of the business and operations of the Company.  From time to time, the Nominating and Corporate Governance Committee has retained the services of a third-party search firm to assist in the identification and evaluation of potential nominees for the Board of Directors.  The Nominating and Corporate Governance Committee operates pursuant to a Charter and the Company’s Corporate Governance Guidelines, which are available for viewing on the Company’s website at www.matw.com under the section entitled “Corporate Governance”. All members of the Nominating and Corporate Governance Committee are independent in accordance with the listing standards of NASDAQ.

 The Nominating and Corporate Governance Committee met four times during fiscal 2010.  The current members of the Nominating and Corporate Governance Committee are Mr. O’Leary (Chairperson) and Mr. Schlatter.  This Committee is generally structured with at least three members, and the Board intends to appoint three members to the Committee following the Annual Meeting of Shareholders.

Audit Committee

The principal functions of the Audit Committee are to provide oversight of (1) the integrity of the Company's financial statements, reports on internal controls and other financial information provided by the Company, (2) the Company's compliance with legal and regulatory requirements, (3) the qualifications and independence of the Company's independent registered public accounting firm and (4) the performance of the Company's internal audit function (including disclosure controls and procedures for internal controls over financial reporting) and independent registered public accounting firm. The Committee will serve as a vehicle to provide an open avenue of communication between the Company's Board of Directors and financial management, the internal audit department, and the independent registered public accounting firm. The Audit Committee is responsible for appointing the Company's independent registered public accounting firm.  The Audit Committee operates pursuant to a Charter, which is available for viewing on the Company’s website at www.matw.com under the section entitled “Corporate Governance”.

The Audit Committee members are Robert G. Neubert (Chairperson), Alvaro Garcia-Tunon and Martin Schlatter, all of whom the Board of Directors has determined in its business judgment are independent from the Company and its management as defined by the relevant provisions of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”).  Mr. Neubert has been designated as the Audit Committee financial expert. During fiscal 2010, the Audit Committee met six times.

Compensation Committee

The principal functions of the Compensation Committee, the members of which are Katherine E. Dietze (Chairperson), Alvaro Garcia-Tunon and Robert G. Neubert, are to review periodically the suitability of the remuneration arrangements (including benefits) for the principal executives of the Company, and to prepare an annual report on executive compensation for inclusion in the Company’s Proxy Statement.  The Committee also reviews, at least annually, succession plans for the position of Chief Executive Officer and other senior executive positions of the Company.  The Compensation Committee operates pursuant to a Charter, which is available for viewing on the Company’s website at www.matw.com under the section entitled “Corporate Governance”. During fiscal 2010, the Compensation Committee met five times.

Meeting Attendance

Under the applicable rules of the SEC, the Company's Proxy Statement is required to name those directors who during the preceding year attended fewer than 75% of the total number of meetings held by the Board and by the Committees of which they are members. During fiscal year 2010, all directors attended at least 75% of such meetings for which they were eligible.

The Company does not have a formal policy with regard to Board members attending the Annual Meeting of Shareholders, but it is customary for the Board members to do so, and in general all or most of the Board members have attended annual meetings in the recent past.  All Board members except Mr. Schlatter attended the 2010 Annual Meeting of Shareholders.

Compensation of Directors

Director compensation is administered and determined by the Nominating and Corporate Governance Committee.  In performing its duties, the Committee consults with various independent third-party advisors.  In fiscal 2010, the Committee consulted primarily with Towers Watson, an independent human resources consulting firm.

Under the Company’s 1994 Director Fee Plan, as amended, each eligible independent director received an annual retainer valued at $60,000 in 2010.  Such annual retainer may be paid either in cash or in shares of the Company’s Common Stock, as determined by the Nominating and Corporate Governance Committee.  If the Nominating and Corporate Governance Committee decides to pay the annual retainer in cash, a director may instead elect to receive the annual retainer in current shares of the Company’s Common Stock or Common Stock credited to a deferred stock account as phantom stock.  If the Nominating and Corporate Governance Committee chooses to pay such annual retainer in Common Stock, a director may defer the receipt of such Common Stock.  The precise annual stock-based awards to be granted and their valuation are determined by the Nominating and Corporate Governance Committee.

Each independent director also receives an annual stock-based grant (non-statutory stock options, stock appreciation rights and/or restricted shares).  The value of this grant was $70,000 in the form of restricted stock in 2010, and will be $80,000 in the form of restricted stock in 2011.  The precise awards to be granted and their valuation are determined by the Nominating and Corporate Governance Committee.  At December 31, 2010, there were 140,762 shares available for future grant under the 1994 Director Fee Plan.

A non-employee Chairman of the Board receives an additional annual retainer fee of $70,000 which, at the election of the Chairman, may be received in cash, current shares of the Company’s Common Stock or Common Stock credited to a deferred stock account as phantom stock.  Each Committee chairperson receives an additional retainer fee for a year of service as a Committee chairperson.  The chairperson retainer fee was $7,500 ($12,000 in the case of the Audit Committee chairperson) in 2010.  Meeting fees are not paid to Directors.

The Company does not provide any retirement benefits or perquisites to any of its non-employee directors.

The following table summarizes the director compensation earned by the non-employee directors of the Company for fiscal 2010.

Director Compensation Table

Name	Fees Earned or Paid in Cash	Stock Awards (2)	Option Awards	Non-Equity Incentive Plan Compen-sation	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation	Total
J.D. Turner	$130,000	$70,000	-	-	-	-	$200,000
K.E. Dietze	75,000	70,000	-	-	-	-	145,000
A. Garcia-Tunon	60,000	70,000	-	-	-	-	130,000
G.R. Mahone (1)	60,000	70,000	-	-	-	-	130,000
R.G. Neubert	72,000	70,000	-	-	-	-	142,000
J.P. O’Leary, Jr.	67,500	70,000	-	-	-	-	137,500
M. Schlatter	60,000	70,000	-	-	-	-	130,000

(1)	Mr. Mahone resigned from the Board of Directors effective September 10, 2010.
(2)
Amounts in this column reflect the grant date fair value of awards of restricted shares of the Company’s Common Stock granted during fiscal 2010 computed in accordance with Financial Accounting Standards Board ASC Topic 718; however, the estimate of forfeiture related to service-based vesting conditions is disregarded for purposes of this valuation.  There were no forfeitures of restricted shares by any of the named executive officers during fiscal 2010.  On March 11, 2010, Messrs. Turner, Garcia-Tunon, Mahone, Neubert, O’Leary and Schlatter and Ms. Dietze were each awarded 2,045 restricted shares with a grant date fair value of $34.23.

Access to Directors

The shareholders of the Company may communicate in writing to the Board of Directors by sending such communication to the Board or a particular director in care of Steven F. Nicola, Corporate Secretary, at the Company.  At present, such communications will be directly forwarded to the Board or such particular director, as applicable.

PROPOSAL 1

ELECTION OF DIRECTORS

Nominations for election to the Board of Directors may be made by the Nominating and Corporate Governance Committee or by the shareholders.  Section 3.01 of the Company’s Bylaws provides that “no one shall be eligible for nomination as a Director for any term during which, or before which, he will attain 70 years of age.”  Robert G. Neubert, whose term of office is expiring, has been nominated by the Nominating and Corporate Governance Committee to serve for a one-year term that will end in 2012.  Martin Schlatter and John D. Turner, whose terms of office are expiring, have been nominated by the Nominating and Corporate Governance Committee to serve for a three-year term that will end in 2014.  Gregory S. Babe, who was elected to the Board of Directors on November 12, 2010, has also been nominated by the Nominating and Corporate Governance Committee to serve for a three-year term that will end in 2014.  In connection with the election of Mr. Babe, a third party search firm was retained to assist in the identification and evaluation of director candidates. The Company’s Corporate Governance Guidelines require that all newly-appointed directors be nominated for election by the shareholders at the next scheduled Annual Meeting after such appointment by the Board.

Nominations made by the shareholders must be made in writing in accordance with Section 6.1 of the Articles of Incorporation.  No such nominations have been received.

The Company’s process for filling director vacancies includes determination of the professional skills and background desired to serve the best interests and current needs of the Company and its shareholders, retention of a third-party search firm to assist in the identification and evaluation of director candidates, consideration of candidates nominated by shareholders (if any), evaluation of candidate’s credentials and experience by the Nominating and Corporate Governance Committee (including personal interviews with selected candidates), and a formal recommendation by the Nominating and Corporate Governance Committee to the Board of Directors regarding the candidate considered to be the most qualified to fill the director vacancy.

The Committee assesses a candidate’s background, skills, diversity, personal characteristics and business experience and applies the the following criteria and qualifications.  Candidates are to be of the highest ethical character, share the values of the Company, have reputations, both personal and professional, consistent with the image and reputation of the Company, be highly accomplished in their respective field, with superior credentials and recognition, and provide the relevant expertise and experience necessary to assist the Board and the Company to increase shareholder value.  The Board may prioritize the criteria depending on the current needs of the Board and the Company.  The Board does not have a formal diversity policy for selecting directors, but considers diversity of race, gender and national origin to be relevant factors that are weighed with other criteria in recommending and nominating directors for election to the Board of Directors of Matthews.

Under the Company’s Corporate Governance Guidelines, any director who experiences a change in principal occupation or primary business affiliation from that in which such director was engaged upon their last election to the Board, must offer to submit a letter of resignation from the Board.

The Board of Directors has no reason to believe that any of the nominees will become unavailable for election. If any nominee should become unavailable prior to the meeting, the accompanying proxy will be voted for the election in the nominee's place of such other person as the Board of Directors may recommend.

Only affirmative votes are counted in the election of directors.  The nominee for election as a director at the Annual Meeting in the Class of 2012 who receives the highest number of votes cast and the three nominees for election as directors at the Annual Meeting in the Class of 2014 who receive the highest number of votes cast for the election of directors by the holders of the Company’s Common Stock present in person or voting by proxy, a quorum being present, will be elected as directors.

The Board of Directors recommends that you vote FOR the election of the nominated directors.

The following information is furnished with respect to the persons nominated by the Board of Directors for election as directors and with respect to the continuing directors.

Nominees

Class of 2012

Robert G. Neubert, age 68, was elected to the Board of Directors of the Company in 2006.  Mr. Neubert is a retired partner of Ernst & Young LLP, an accounting firm.  Mr. Neubert has more than 30 years of experience assisting clients in numerous industries and has extensive experience in public and SEC reporting, as well as strategic, operational and governance matters.  Mr. Neubert served as the U.S. representative to and member of the governing board of The International Federation of Accountants, the organization responsible for establishing auditing standards applied internationally.  Mr. Neubert’s experience as a partner in a major international public accounting firm provides the leadership skills to serve as the Chairperson of the Company’s Audit Committee and to be designated as the Audit Committee’s financial expert.  His experience is also a valuable resource to the Board regarding corporate governance matters. Mr. Neubert holds degrees from Pennsylvania State University and Harvard Business School.

Class of 2014

Gregory S. Babe, age 53, was elected to the Board of Directors in November 2010.  Mr. Babe currently serves as President and Chief Executive Officer of Bayer Corporation and Bayer MaterialScience LLC.  Mr. Babe was appointed President and Chief Executive Officer of Bayer Corporation and Senior Bayer Representative for the United States and Canada in October 2008.  Mr. Babe is responsible for the North American activities of the worldwide Bayer Group, an international health care, nutrition and high-tech materials group based in Leverkusen, Germany.  In addition he has held the position of President and Chief Executive Officer of Bayer MaterialScience LLC, a producer of Polymers and high-performance plastics in North America, since July 2004.  Mr. Babe is considered well-qualified to serve on the Company’s Board of Directors based on his experience as a Chief Executive Officer of a multinational manufacturing company.  He possesses a strong background in manufacturing and regulatory and government affairs. Mr. Babe serves on the Board of Directors and Executive Committees of the American Chemistry Council, National Association of Manufacturers and the Allegheny Conference on Community Development.  He is also a member of the Foundation Board of West Virginia University.  Mr. Babe holds a Bachelor of Science degree in mechanical engineering from West Virginia University.

Martin Schlatter, age 45, was elected to the Board of Directors of the Company in 2007.  Mr. Schlatter currently serves as Senior Vice President and Global Chief Marketing Officer of Wm. Wrigley Jr. Company, a subsidiary of Mars Inc., where he has held executive positions, including general manager for Wrigley’s U.S. Business, since late 2004.  Mr. Schlatter joined Wrigley in 2002 and has held various senior management positions within the company during this time.  Previously, he was in leadership positions at Lindt Chocolates in Switzerland and at Procter & Gamble in Germany and the U.K.  As a senior marketing executive with several international consumer products companies, Mr. Schlatter brings a well-developed understanding of consumer marketing, sales and general management on a global scale, which is particularly beneficial to the Company’s Brand Solutions businesses.  Mr. Schlatter holds a Licentiate in Business Administration/Economics from HSG University in Switzerland.

John D. Turner, age 64, has been a director of the Company since 1999.  Mr. Turner retired as Chairman and Chief Executive Officer of Copperweld Corporation, a manufacturer of tubular and bimetallic wire products, in 2003, where he had served as Chief Executive Officer since 1988.  Mr. Turner’s experience, knowledge and expertise as an executive in the metal manufacturing industry are valuable resources to the Company.  During his tenure as a Director, Mr. Turner has also served on each of the Committees of the Board, providing him with the experience and perspective to the Board’s decision making process in all areas of the Company’s operations.  Mr. Turner also has experience as a director for several large public companies. Mr. Turner received a Bachelor's Degree in Biology from Colgate University.  He currently serves on the Board of Directors of Allegheny Technologies Incorporated.  During the past five years Mr. Turner served on the Board of Directors of Duquesne Light Holdings, Inc. from May 2002 to May 2007 and Allegheny Technologies Incorporated from February 2004 to the present.

Continuing Directors

Joseph C. Bartolacci, age 50, was appointed Chief Executive Officer in 2006.  He had been President and Chief Operating Officer since 2005.  Mr. Bartolacci was elected to the Board of Directors in 2005.  Prior thereto, he held various positions within Matthews, including President, Casket Division; Executive Vice President of Matthews; President, Matthews Europe; President, Caggiati, S.p.A. (a wholly-owned subsidiary of Matthews International Corporation) and General Counsel of Matthews.  As the only Matthews employee on the Board of Directors, Mr. Bartolacci provides management’s perspective in Board decisions about the business and strategic direction of the Company.  He has first hand operating experience in many of the Company’s diverse global businesses, and brings a well-developed understanding of the industries in which the Company operates, and the opportunities within those industries to drive shareholder value.  Mr. Bartolacci received a Bachelor of Science degree in Accounting from Saint Vincent College and a Juris Doctor from the University of Pittsburgh.  Mr. Bartolacci serves on the Company’s Pension Board, the Board of the Jas. H. Matthews & Co. Educational and Charitable Trust, and on the boards of various subsidiaries of Matthews International Corporation.  Mr. Bartolacci is a member of the Board of Directors of Saint Vincent College.

Katherine E. Dietze, age 53, was elected to the Board of Directors of the Company in July 2008.  Ms. Dietze was Global Chief Operating Officer, Investment Banking Division of Credit Suisse First Boston, a financial services company, until her retirement in 2005.  She had also held the position of Managing Director, Investment Banking.  Prior to joining Credit Suisse First Boston, Ms. Dietze was a Managing Director for Salomon Brothers Inc., a financial services company.  Ms. Dietze brings a strong background in global investment and financial matters.  With her background in investment banking, Ms. Dietze provides a unique and valuable perspective on global financial markets, investments and financial transactions.  Ms. Dietze received a Bachelor of Arts degree from Brown University and graduated from Columbia University with a Masters in Business Administration in Finance and Marketing.  Ms. Dietze serves as Chairperson of the Company’s Pension Board.  Since January 2007 she has served as a director, and is currently the Chair of the Audit Committee, of LaBranche & Co Inc., a financial services firm.  In January 2011, Ms. Dietze was elected to the Board of Directors of Liberty Property Trust, a real estate investment trust.

Alvaro Garcia-Tunon, age 58, was elected to the Board of Directors of the Company in October 2009.  Mr. Garcia-Tunon was named Executive Vice President, Chief Financial Officer and Secretary for Wabtec Corporation, a provider of products and services for the global rail industry, in December 2010.  Prior thereto he served as Senior Vice President, Chief Financial Officer and Secretary since 2003.  Mr. Garcia-Tunon was Senior Vice President, Finance of Wabtec from 1999 until 2003, and prior thereto was Vice President and Treasurer of Wabtec.  As the current Chief Financial Officer and Secretary of a public company with global operations, Mr. Garcia-Tunon has leadership skills in international business, corporate governance and risk management.  He also provides the Board and the Audit Committee, of which he is a member, the strong financial and accounting skills required to be considered a financial expert.  Mr. Garcia-Tunon is a board member of the Pittsburgh Civic Light Orchestra and Senator John Heinz History Center.  Mr. Garcia-Tunon graduated from the College of William and Mary with a

 Juris Doctor degree and is a graduate of the University of Virginia with a Bachelor of Science degree in Commerce and Accounting.

John P. O'Leary, Jr., age 64, has been a director of the Company since 1992.  Mr. O'Leary retired as Senior Vice President, SCA North America, a packaging supplier, in June 2004, where he had served as Senior Vice President since May 2002.  Prior thereto, he was President and Chief Executive Officer of Tuscarora Incorporated (“Tuscarora”), a wholly-owned subsidiary of SCA Packaging International B.V. and a division of SCA North America.  Tuscarora is a producer and manufacturer of custom design protective packaging.  Preceding SCA's acquisition of Tuscarora, Mr. O'Leary served as Chairman of Tuscarora's Board of Directors.  Mr. O’Leary’s background as Chief Executive Officer of Tuscarora (formerly a publicly-traded company) and Senior Vice President of SCA North America provide valuable experience for the Board of Directors of Matthews.  He has also served on the Company’s Audit, Nominating and Corporate Governance and Executive Committees, providing a broad knowledge of the Company’s operating, financial and compliance objectives.  Mr. O'Leary holds a Masters in Business Administration from the University of Pennsylvania Wharton School of Business and received a Bachelor's Degree in Economics from Gettysburg College. He currently serves on the Board of Directors of Pregis, Inc., a protective packaging company, Kenson Plastics, a small private custom plastic converter and QPS, Inc., a small private underground pipe inspection and repair company.  Mr. O’Leary has served on the Board of Directors of Pregis, Inc. from October 2005 to the present.

The term for each nominee and director is listed below:

Nominees:	Term to expire at Annual Meeting of Shareholders in:

Robert G. Neubert	2012

Gregory S. Babe	2014
Martin Schlatter	2014
John D. Turner	2014

Continuing Directors:

Alvaro Garcia-Tunon	2013
John P. O’Leary, Jr.	2013

Joseph C. Bartolacci	2012
Katherine E. Dietze	2012

PROPOSAL 2

ADOPTION OF THE
2010 INCENTIVE COMPENSATION PLAN

Introduction

The Company’s 2010 Incentive Compensation Plan (the “Plan”) was adopted by the Company’s Board of Directors on November 11, 2010.  The affirmative vote of a majority of the votes cast in person or by proxy by the Company’s shareholders, at a meeting held on or prior to the date any compensation is paid pursuant to any award to a Covered Employee (as defined below) in which the holders of at least a majority of the outstanding shares of the Company’s Common Stock are present and voting, is required for any award to a Covered Employee to be effective.  A Covered Employee is a covered employee as defined in Section 162(m)(3) of the Internal Revenue Code (which generally includes the officers listed in the Summary Compensation Table in this Proxy Statement).  If the shareholders of the Company do not approve the Plan as proposed in this proxy statement, the Plan will only be used by the Company for non-Covered Employees.

Description of 2010 Incentive Compensation Plan

The full text of the Plan is set forth as Exhibit A to this Proxy Statement.  The following description of the Plan is qualified in its entirety by reference to Exhibit A.

General.  The purpose of the Plan is to provide for an incentive payment opportunity to key management employees of the Company and its subsidiaries and affiliates, which may be earned upon the achievement of established performance goals.  Awards to Covered Employees are intended to qualify as “performance-based compensation” that is tax deductible without limitation under Section 162(m) of the Internal Revenue Code.

Any key management employee of the Company or any subsidiary or affiliate is eligible to participate in the Plan if designated by the Committee referred to below.

Administration.  The Plan will be administered by a Committee appointed by the Board of Directors.  At present, this is the Compensation Committee of the Company.  None of the members of such Committee is eligible to participate in the Plan.

Subject to the provisions of the Plan, the Committee has full and final authority, in its discretion, to make awards under the Plan, and to determine the key management employees to whom each award is made, and the terms of the award (including incentive targets, performance periods and performance goals).  In determining awards to any eligible employee, the Committee considers the position and responsibilities of the employee being considered, the nature and value to the Company or a subsidiary or affiliate of his or her services, his or her present and/or potential contribution to the success of the Company or a subsidiary or affiliate and such other factors as the Committee may deem relevant.

The Committee also has the power to interpret the Plan, to make determinations under the Plan, and to prescribe such rules, guidelines and practices in connection with the operations of the Plan as it deems necessary and advisable in its administration of the Plan.  Committee determinations under the Plan need not be uniform.  The Committee may allocate certain of its responsibilities and powers to any one or more of its members and may delegate certain of its responsibilities and powers to officers or a committee of officers of the Company except with respect to awards to any Covered Employee to the extent such responsibilities and powers must be exercised by the Committee for those awards to qualify for the exemption for “performance-based compensation” under Section 162 of the Internal Revenue Code.

Performance Periods, Performance Goals and Incentive Awards. There will be one-year performance periods under the Plan unless otherwise determined by the Committee. A new performance period will commence at the beginning of each fiscal year (October 1) and end at the completion of such fiscal year (September 30). Within ninety days after the beginning of each annual performance period, the Committee will establish specific performance goals for the period. The performance goals are the specific targets and objectives established by the Committee under one or more, or a combination of, absolute or relative values or rates of change, and on a gross or net basis, in any of the following objective performance measures:

1	earnings per share;
2	earnings per share growth;
3	return on capital;
4	return on invested capital;
5	costs;
6	net income;
7	net income growth;
8	operating margin;
9	sales;
10	revenue growth;
11	revenue from operations;
12	expenses;
13	income from operations as a percent of capital employed;
14	operating income;
15	pre-tax profit or income;
16	cash flow;
17	free cash flow;
18	cash flow per share;
19	market share;
20	return on shareholders’ equity;
21	return on assets;
22	return on net assets;
23	earnings (including earnings before interest, taxes, depreciation and amortization (“EBITDA”) and earnings before interest and taxes (“EBIT”));
24	operating cash flow;
25	operating cash flow per share;
26	operating cash flow as a percent of capital employed;
27	economic value added (earnings less a capital charge);
28	gross margin;
29	total shareholder return (stock price appreciation plus dividends);
30	shareholder equity;
31	debt;
32	debt to shareholder equity;
33	debt to earnings (including EBITDA and EBIT);
34	interest expense and/or other fixed charges;
35	earnings (including EBITDA and EBIT) to interest expense and/or other fixed charges;
36	environmental emissions improvement;
37	workforce diversity;

38	number of accounts;
39	safety performance;
40	workers’ compensation claims;
41	budgeted amounts;
42	cost per hire;
43	turnover rate;
44	training costs and expenses;
45	working capital;
46	innovation as measured by a percentage of sales from new products; and/or
47	stock price.

Notwithstanding the foregoing list, in cases in which an award is made to a Covered Employee which is intended to be an award which qualifies as “performance-based compensation” under Section 162(m) of the Internal Revenue Code, and such award is to be paid in shares of common stock of the Company, then the performance goal to be used will be limited to one or more of those set forth in the Company’s 2007 Equity Incentive Plan (the plan from which the shares of common stock currently are intended to be paid) which are as follows:

(A)           The following criteria for the Company on a consolidated basis, one or more of its direct or indirect subsidiaries, and/or one or more divisions of them, either in absolute terms or relative to the performance of (x) the Company, its subsidiaries or divisions (for a different period), (y) one or more other companies or (z) an index covering multiple companies:

1.	net income;
2.	economic value added (earnings less a capital charge);
3.	EBITDA (earnings before interest, taxes, depreciation and amortization);
4.	sales;
5.	costs;
6.	gross margin;
7.	operating margin;
8.	pre-tax profit or income;
9.	market share;
10.	return on net assets;
11.	return on assets;
12.	return on capital;
13.	return on invested capital;
14.	cash flow;
15.	free cash flow;
16.	operating cash flow;
17.	operating income;
18.	EBIT;
19.	working capital; and/or
20.	innovation as measured by a percentage of sales from new products.

(B)           The following criteria for the Company, either in absolute terms or relative to the performance of the Company (for a different period), one or more other companies or an index covering multiple companies:

1.	stock price;
2.	return on shareholders’ equity;
3.	earnings per share;
4.	cash flow per share; and/or
5.	total shareholder return (stock price appreciation plus dividends).

The Committee may establish one or more of the performance goals as a threshold performance goal for the Company. Additionally, the Committee may base one or more of the goals on the performance of the Company, one or more subsidiaries, affiliates, branches, departments, business units or portions thereof, and/or upon a comparison with performance of a peer group of companies, prior performance periods or other measures selected or defined by the Committee.  The Committee may also have one or more of the goals based upon the performance of an individual participant.  The Committee may determine the relative weighting among the various performance goals established.

At the time performance goals are established for each performance period, the Committee will also establish a schedule of incentive targets, setting forth the amount to be paid based on the extent to which the performance goals for the performance period are actually achieved. The incentive targets may be expressed as a percentage of a participant’s base salary, or other measure specified by the Committee, in effect at the time the performance goal is established. Results against the performance goals will be determined and measured by an objective calculation method established by the Committee at the time of establishment of the performance goals, except that the Committee may determine, at the time the performance goals are established, that unusual items or certain specified events or occurrences, including changes in accounting standards or tax laws and the effects of non-operational items or extraordinary items as defined by generally accepted accounting principles, will be excluded from the calculation of the performance goal but, in the case of awards to Covered Employees, only to the extent permitted under Section 162(m) of the Internal Revenue Code.

Payment of any incentive award under the Plan will be contingent upon the attainment of the pre-established performance goals. The amount of any incentive award paid may not exceed the incentive target established. The Committee may not increase any incentive target or incentive award payable to a Covered Employee, or otherwise modify any performance goals associated with a performance period, with respect to a Covered Employee. The Committee may, however, reduce or eliminate any incentive target or incentive award payable, provided that the action will not result in any increase in the amount of any incentive target or incentive award payable to any other Plan participant who is a Covered Employee.

Payment of Incentive Awards.  Subject to certain minor exceptions, as set forth in the Plan, incentive awards will be paid in cash and/or in shares of the Company’s common stock pursuant to a shareholder approved stock plan (like the Company’s 2007 Equity Incentive Plan), on or before the fifteenth day of the third month following the end of a performance period (which would typically be December 15 for the Company) and after the Committee has determined the extent to which the performance goals were attained and the incentive awards were earned.

The maximum amount payable in cash and/or in shares of the Company common stock to any one participant under the Plan in any fiscal year will be $3,000,000. The Plan contains provisions for calculating the amount payable in any fiscal year if the underlying performance period covers multiple fiscal years. Additionally, the Committee will retain discretion to reduce or eliminate the incentive awards payable to any participant under the Plan.

Participants are mere unsecured creditors as to amounts payable under the Plan and none of the assets of the Company or any subsidiary or affiliate will be segregated or removed from any such company’s general or judgment creditors with respect to those amounts.

Except as provided below, a participant whose employment with the Company or a subsidiary or affiliate terminates prior to the end of the performance period in which an incentive award is earned by the participant will forfeit all right to such incentive award.

If, during a performance period, a participant’s employment with the Company or a subsidiary or affiliate terminates because (a) the participant dies, (b) the participant becomes disabled, (c) the participant retires, (d) there occurs an involuntary termination of employment (other than for cause) of the participant with the Company or a subsidiary or affiliate, or a voluntary termination of employment of a participant with the consent of the Company or a subsidiary or affiliate, or (e) there occur similar circumstances deemed to be appropriate by the Committee, or the participant’s participation in the Plan is withdrawn by the Committee (e.g., due to a leave of absence) even though the participant is still employed or deemed to be employed, the participant is entitled to receive a pro-rata incentive award for the portion of the performance period during which the participant was employed or prior to the date the participant’s participation was withdrawn, as the case may be, provided that the applicable performance goals for such performance period are achieved and the participant is not employed in any capacity by any competitor of the Company or otherwise then engaging in competitive activities or activities that could injure the Company.

If a Section 11 Event (as such term is defined in the Company’s 2007 Equity Incentive Plan but which are, in general, events resulting in a takeover of the Company) occurs, the results under the performance goals to the date of such Section 11 Event will be determined, the performance goals will be prorated based on a shortened performance period ending on the date of such Section 11 Event, each participant’s portion of his or her incentive award for that performance period shall be prorated to reflect the shortened performance period, and any amount earned under the incentive award will be paid to each participant.

An employee who is not a participant as of the first day of a performance period shall not become a participant for that performance period except that new employees of the Company or any subsidiary or affiliate hired during a performance period, and employees promoted or engaged, as the case may be, during the performance period who were not eligible to participate in the Plan at the beginning of the performance period may become a participant, as determined by the Committee in its sole discretion, during a performance period and participate in the Plan for such performance period on a pro-rata basis.

Amendment or Termination of Incentive Plan.  The Plan shall remain in effect until it is terminated by the Company.  The Company may amend or terminate the Plan at any time. Because the Company will retain the discretion to change specific performance targets, shareholder re-approval of the Incentive Plan will be required in the future under the regulations issued pursuant to Internal Revenue Code Section 162(m), which currently require such re-approval every five years.

Forfeiture and Repayment of Incentive Awards.  The Committee or the Company’s Chief Executive Officer may determine that an incentive award shall be forfeited and/or any value received from the award shall be repaid to the Company pursuant to the recoupment provisions contained in the Plan.

Miscellaneous.  The Plan contains provisions governing any required tax withholding with respect to an award.

The Committee may permit payment of any award to be deferred provided the deferral is consistent with Section 409A of the Internal Revenue Code.

The material terms of the Plan (as defined in Section 162(m) of the Internal Revenue Code) as applicable to Covered Employees are subject to re-approval by the shareholders of the Company no later than the first meeting of the shareholders to take place in 2015, if that approval is required by Section 162(m) of the Internal Revenue Code at the time, such terms have not been earlier modified and approved by the shareholders, and the Company intends that the Plan continue to meet the requirements for “performance-based compensation” under Section 162(m) of the Internal Revenue Code for awards to Covered Employees made following the date of such meeting.

Additional Information. The Company expects to award performance-based compensation under the Plan that is exempt from the $1,000,000 annual deduction limit (for Federal income tax purposes) of compensation paid by public corporations to each of the Company’s chief executive officer and three other most highly compensated executive officers (other than the principal financial officer) in each fiscal year, which limit is imposed by Internal Revenue Code Section 162(m). Because of ambiguities and uncertainties as to the application and interpretation of Internal Revenue Code Section 162(m) and the regulations issued thereunder, no assurance can be given, notwithstanding the Company’s efforts, that compensation intended by the Company to satisfy the requirements for deductibility under Internal Revenue Code Section 162(m) will in fact do so.

Possible Anti-takeover Effect

The provisions of the Plan providing for the acceleration of the payment of awards upon the occurrence of a Section 11 Event, described in the “Payment of Incentive Awards” section of the preceding description of the Plan, may be considered as having an anti-takeover effect.

Awards to Named Executive Officers and Other Employees

The following is a list of target awards for fiscal 2011 granted on November 10, 2010 under the Plan, which are conditioned upon shareholder approval of the Plan.  The actual amounts to be earned under the Plan, if any, will be determined based on the operating performance of the Company and other criteria under the Plan.

NEW PLAN BENEFITS
2010 MANAGEMENT INCENTIVE PLAN

Name	Dollar Value

J.C. Bartolacci	$640,000
S.F. Nicola	$266,000
J.P. Doyle	$192,000
B.J. Dunn	$162,800
F.J. Schwarz	N/A	*

All Executive Officers as a Group	$1,770,000

All Employees other than Executive Officers as a Group	$610,187

* The annual bonus of Mr. Schwarz is governed by his employment agreement and, as such, he is not a participant in the 2010 Management Incentive Plan.

Vote Required for Approval of Proposal 2

The vote required for approval of Proposal 2 is the affirmative vote of a majority of the votes cast by all the shareholders entitled to vote thereon.  The Board of Directors recommends that you vote FOR approval of Proposal 2.  The proxy holders will vote your proxy FOR this item unless you give instructions to the contrary on the proxy.

PROPOSAL 3

SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Company's Board of Directors has appointed PricewaterhouseCoopers LLP as the independent registered public accounting firm to audit the records of the Company for the year ending September 30, 2011.

The Audit Committee has determined that it would be desirable to request an expression of opinion from the shareholders on the appointment.  Ratification of the appointment of PricewaterhouseCoopers LLP requires the affirmative vote of a majority of all the votes cast by shareholders of Common Stock entitled to vote at the meeting.  If the shareholders do not ratify the selection of PricewaterhouseCoopers LLP, the selection of an alternative independent registered public accounting firm will be considered by the Audit Committee.

It is not expected that any representative of PricewaterhouseCoopers LLP will be present at the Annual Meeting of Shareholders.

The Board of Directors recommends that you vote FOR Proposal 3.

PROPOSAL 4

ADVISORY (NON-BINDING) VOTE ON THE EXECUTIVE COMPENSATION
 OF THE COMPANY’S NAMED EXECUTIVE OFFICERS

As described in the Compensation Discussion and Analysis and summarized in the “Executive Summary” thereto, the Compensation Committee of the Board has developed an executive compensation program designed to pay for performance and to align the long-term interests of our named executive officers with the long-term interests of our shareholders.  The Company is presenting the following proposal, which gives you as a shareholder the opportunity to endorse or not endorse our pay program for named executive officers by voting for or against the following resolution.  This resolution is required pursuant to Section 14A of the Securities Exchange Act.  Because the vote is advisory, it will not be binding on the Board.  However, the Board and the Compensation Committee will review the voting results and take into account the outcome when considering future executive compensation arrangements.  The Board and management are committed to our stockholders and understand that it is useful and appropriate to obtain the views of our stockholders when considering the design and initiation of executive compensation programs.

RESOLVED, that the shareholders approve the compensation of the Company’s named executive officers, as disclosed in the Compensation Discussion and Analysis, the compensation tables, and the related disclosure contained in the proxy statement set forth under the caption “Executive Compensation and Retirement Benefits.”

The Board of Directors recommends that you vote FOR approval of the compensation of our named executive officers as disclosed in the Compensation Discussion and Analysis, the compensation tables, and the related disclosure contained in the proxy statement set forth under the caption “Executive Compensation and Retirement Benefits” of this proxy statement.  Proxies will be voted FOR approval of the proposal unless otherwise specified.

The Board of Directors recommends that you vote FOR Proposal 4.

PROPOSAL 5

ADVISORY (NON-BINDING) VOTE ON THE FREQUENCY OF THE
ADVISORY VOTE ON EXECUTIVE COMPENSATION

The Company is presenting the following proposal, which gives you as a shareholder the opportunity to inform the Company as to how often you wish the Company to include a proposal, similar to Proposal 4, in our proxy statement.  This resolution is required pursuant to Section 14A of the Securities Exchange Act.  While our Board intends to carefully consider the shareholder vote resulting from the proposal, the final vote will not be binding on the Board and is advisory in nature.

RESOLVED, that the shareholders wish the Company to include an advisory vote on the compensation of the Company’s named executive officers pursuant to Section 14A of the Securities Exchange Act every:

· year;
· two years; or
· three years

The Board of Directors recommends that you vote to hold an advisory vote on executive compensation every year.  While the Company’s compensation policies and procedures are developed with long term objectives in mind, the Board of Directors believes that shareholder votes every year will permit shareholders to express their collective view on approval of compensation on a frequent basis.

The Board of Directors recommends that you vote for a ONE YEAR period under Proposal 5.

STOCK OWNERSHIP

The Company's Articles of Incorporation divide its voting stock into three classes:  Preferred Stock, and Class A and Class B Common Stock.  At the present time, none of the Preferred Stock or Class B Common Stock is issued or outstanding.  The following information is furnished with respect to persons who the Company believes, based on its records, beneficially own more than five percent of the outstanding shares of Common Stock of the Company, and with respect to directors, officers and executive management.  Those individuals with more than five percent of such shares could be deemed to be "control persons" of the Company.

This information presented is as of November 30, 2010, except as otherwise noted.
Name of Beneficial Owner (1)	Number of Class A Shares Beneficially Owned (2)			Percent of Class	Deferred Stock Compensation Shares (9)
Directors, Officers and Executive Management:

J.C. Bartolacci	375,233	(3	) (4)	1.3	-
G.S. Babe	-	(5)		*	-
K.E. Dietze	5,575	(6)		*	-
J.P. Doyle	45,867	(3	) (4)	0.2	-
B.J. Dunn	81,424	(3	) (4)	0.3	-
A. Garcia-Tunon	3,045	(6)		*	-
R.G. Neubert	10,290	(6)		*	-
S.F. Nicola	212,933	(3	) (4)	0.7	-
J.P. O’Leary, Jr.	33,460	(3	) (6) (7)	0.1	6,900
M. Schlatter	5,475	(6)		*	1,911
F.J. Schwarz	9,667	(3	) (6)	*	-
J.D. Turner	15,575	(3	) (6)	0.1	4,307
All directors, officers and executive management as a group (18 persons)	990,108	(3	) (8)	3.3	13,118

Others:
Neuberger Berman, LLC 605 Third Avenue New York, NY 10158	2,564,643			8.6
BlackRock Fund Advisors 525 Washington Boulevard Suite 1405 Jersey, NJ 07310	1,753,465	**		5.9
Artisan Partners LP 875 E. Wisconsin Avenue #800 Milwaukee, WI 53202-5408	1,717,713	**		5.8

* Less than 0.1%
** Information as of September 30, 2010

(1)	Unless otherwise noted, the mailing address of each beneficial owner is the same as that of the Registrant.
(2)	To the best of the Company’s knowledge, the nature of the beneficial ownership for all shares is sole voting and investment power, except as follows:
•
Neuberger Berman, LLC ("NB"), is a registered investment advisor.  In its capacity as investment advisor, NB may have discretionary authority to dispose of or to vote shares that are under its management.  As a result, NB may be deemed to have beneficial ownership of such shares.  NB does not, however, have any economic interest in the shares.  The clients are the actual owners of the shares and have the sole right to receive and the power to direct the receipt of dividends from or proceeds from the sale of such shares.  As of November 30, 2010, of the shares set forth above, NB had shared dispositive power with respect to 2,564,643 shares, no sole voting power with respect to any shares and shared voting power with respect to 2,204,938.  With regard to the shared voting power, Neuberger Berman Management, Inc. and Neuberger Berman Funds are deemed to be beneficial owners for purposes of Rule 13(d) since they have shared power to make decisions whether to retain or dispose of the securities.  NB is the sub-advisor to the above referenced Funds.  It should be further noted that the above mentioned shares are also included with the shared power to dispose calculation.

•
Artisan Partners is an investment advisor registered under section 203 of the Investment Advisors Act of 1940.  Shares of Matthews International Corporation that Artisan Partners holds have been acquired on behalf of discretionary clients of Artisan, including Artisan Funds.  Persons other than Artisan Partners are entitled to receive all dividends from, and proceeds from the sale of those shares.  As of September 30, 2010, of the shares set forth above, Artisan Partners had shared voting authority with respect to 1,603,513 shares

(3)
Includes options exercisable within 60 days of November 30, 2010 as follows:  Mr. Bartolacci, 117,499 shares; Mr. Doyle, 6,667 shares; Mr. Dunn, 29,001 shares; Mr. Nicola, 99,334 shares; Mr. O’Leary, 8,300 shares; Mr. Schwarz, 6,667 shares; Mr. Turner, 3,500 shares; and all directors, officers and executive management as a group, 323,719 shares.

(4)	Includes restricted shares with performance and time vesting provisions as follows: Mr. Bartolacci, 208,200 shares; Mr. Doyle, 34,400 shares; Mr. Dunn, 31,800 shares; Mr. Nicola, 61,113 shares.
(5)	Mr. Babe was elected to the Board of Directors in November 2010.
(6)
Includes restricted shares with time vesting provisions as follows:  Ms. Dietze, 4,275 shares; Mr. Garcia-Tunon, 2,045 shares; Mr. Neubert, 4,275 shares; Mr. O’Leary, 4,275 shares; Mr. Schlatter, 4,275 shares; Mr. Schwarz, 3,000 shares; and Mr. Turner, 4,275 shares.

(7)	Includes 7,215 shares that are pledged as collateral for a loan.
(8)	Includes 26,420 restricted shares with time vesting provisions and 417,655 restricted shares with performance and time vesting provisions.
(9)
Represents shares of Class A Common Stock held in a deferred stock compensation account for the benefit of the director under the Company’s Director Fee Plan.  See “General Information Regarding Corporate Governance--Compensation of Directors.”

Stock Ownership Guidelines

The Company has established guidelines for stock ownership by management.  These guidelines are intended to promote the alignment of the interests of management with the Company’s shareholders.  As more fully described under “Compensation Discussion and Analysis,” the guidelines provide for ownership by management of shares of the Company’s Common Stock with a minimum market value ranging up to five times base salary depending upon position with the Company.  Individuals are expected to achieve compliance with these guidelines within a reasonable period of time after appointment to their respective positions.

For purposes of these guidelines, stock ownership includes all shares directly owned (including shares held under the Employee Stock Purchase Plan and time-vesting restricted shares), but does not include outstanding stock options or unvested performance-based restricted shares.  Immediate compliance with these guidelines is not mandatory; however, individuals are expected to undertake a program to achieve compliance within five years of their hire date or promotion to their respective position.  The ownership policy mandates that at least 50% of the after-tax shares realized upon an option exercise or vesting of restricted stock must be retained until the ownership guideline is met.  Compliance with these ownership guidelines is one of the factors considered by the Compensation Committee in determining eligibility for participation in the Company’s equity compensation programs.  As of November 30, 2010, Mr. Bartolacci, Mr. Nicola and Mr. Dunn have met or exceeded the Company’s stock ownership guidelines.  Mr. Doyle was at 55% of the ownership guidelines, although he is still within five years of his hire date (November 2006).  The stock ownership guidelines are not applicable to Mr. Schwarz as a result of his separate employment agreement.

The Company has also adopted guidelines for stock ownership by non-employee directors.  The guidelines provide that each director maintain ownership of shares of the Company’s Common Stock (either directly, through restricted shares issued under the Company’s Director Fee Plan or through shares held in a deferred stock compensation account for the benefit of the director under the Company’s Director Fee Plan) with a market value approximating five times the annual retainer (the annual retainer is $60,000).  Directors are expected to achieve compliance with these guidelines within a reasonable period of time after becoming a director.  As of November 30, 2010, Mr. Neubert, Mr. O’Leary and Mr. Turner have met or exceeded the Company’s stock ownership guidelines.  The remaining directors are considered to be on track to meet the stock ownership guidelines within a reasonable period of time after becoming a director, as follows:  Ms. Dietze (elected July 2008) was at 60% of the ownership guidelines; Mr. Schlatter (elected November 2007) was at 59% and Mr. Garcia-Tunon (elected November 2009) was at 33%.  Mr. Babe was first elected to the Board in November 2010.

EXECUTIVE COMPENSATION AND RETIREMENT BENEFITS

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the following Compensation Discussion and Analysis with the Company’s management.  Based upon such review and discussion, the Compensation Committee recommends to the Board of Directors that the Compensation Discussion and Analysis be included in the Company’s 2011 Proxy Statement, and incorporated by reference in the Company’s Annual Report on Form 10-K for the year ended September 30, 2010.

Submitted by:

The Compensation Committee of the Board of Directors of Matthews International Corporation

K.E. Dietze, Chairperson
A. Garcia-Tunon
R.G. Neubert

Compensation Discussion and Analysis

Executive Summary

Rewarding continuous improvement in operating results and the creation of shareholder value are key attributes of our compensation philosophy, which serves as the framework for the Company’s executive compensation program.  The focus of our program is on incentive arrangements that reward executives for improvement in the Company’s operating results and appreciation in our stock value.  In fiscal 2010, we continued to face challenges related to a global economic recession.  In reaction to the difficult business conditions, the Compensation Committee decided to forego annual executive base salary increases for fiscal 2010 as just one of several cost reduction measures implemented by the Company.

Despite the economic conditions, the Company achieved many of its strategic and business objectives for the year.

•	Fiscal 2010 earnings were $2.31 per share, compared to $1.90 in fiscal 2009.
•	The Company increased its quarterly cash dividend to shareholders by 14.3% in October 2010.
•	Operating cash flow exceeded $100 million in fiscal 2010.
•	The Company completed 5 acquisitions in fiscal 2010.

As a result of the Company’s fiscal 2010 operating performance, our Named Executive Officers (“NEOs”) earned cash bonus awards for fiscal 2010 under our management incentive plan (“MIP”).  However, as the Company’s stock price remained virtually flat over the fiscal year, none of our performance-based stock grants vested.

To underscore the importance of “pay-for-performance” in our compensation philosophy and our Company’s culture, the Committee has developed incentive arrangements based on rigorous performance standards.  Our MIP component of compensation rewards executives for improvements in operating profit greater than the cost of the capital utilized to generate those profits.  Operating profit less the associated capital cost is referred to as “economic value added”.  Accordingly, the MIP is currently designed to motivate management to maintain and, more importantly, achieve higher levels of economic value added.  The MIP also has a mandatory deferral feature that subjects earned awards in excess of 125% of target to forfeiture if future performance standards are not met.  The deferral feature is designed to mitigate the potential risk of making short-term decisions that could result in a higher bonus award at the expense of long-term value creation.  For fiscal 2011, the Committee approved a new MIP with a more traditional incentive arrangement, which will be based on the establishment and achievement of annual goals reflective of the Company’s business plan.  The new plan will reward for the attainment of profitability and “economic value added” metrics.  The Company is seeking approval from our shareholders for the new plan in this proxy statement.

Our long-term incentive program grants shares of stock, of which one-half of the shares vest based on the passage of time over a three-year period and the remaining half of the shares are performance-based and vest upon the attainment of stock price goals.  For the fiscal 2010 grant, the performance vesting shares vest upon the attainment of 10%, 25% and 40% appreciation in our stock price.  Vested shares are subject to the Company’s stock ownership guidelines which require each executive to own shares whose value equals a multiple of the executive’s base salary.

Other notable highlights of our executive compensation program include:

•
Both the MIP and long-term incentive program provide the Committee with discretion to adjust for the recovery of previously paid awards if financial results are restated or adjusted or, to cancel, suspend, or require repayment to the Company of outstanding awards for violation of non-compete, solicitation or disparagement provisions.

•	The Company offers no employment, severance or change in control agreement to any executive, except as customary in certain foreign countries and in connection with acquired companies.
•	The Company provides market competitive perquisites to executives.
•
Both the MIP and long-term incentive programs are designed and administered to preserve the deductibility of NEO compensation under IRC Section 162(m) and have been approved by the Company’s shareholders.

Compensation Committee Administration

The Company's executive compensation policies are administered by the Compensation Committee of the Board of Directors. The Committee consists of three independent directors: Ms. Dietze (Chairperson), Mr. Garcia-Tunon and Mr. Neubert.  Compensation for the Company's Chief Executive Officer, Chief Financial Officer and the three other most highly compensated executives is presented in the Summary Compensation Table.

The principal function of the Compensation Committee is to review the Company’s compensation and benefit programs, including executive compensation and benefits, to ensure that total compensation is appropriate, competitive and consistent with the Company’s compensation philosophy.  In performing its duties, the Committee consults with the Company’s Chief Executive Officer, the Company’s Vice President, Human Resources and various independent external advisors.  In fiscal 2010, the Committee consulted principally with Towers Watson, an independent human resources consulting firm.  The Committee has full authority to retain external advisors, consultants and agents, as necessary, in the fulfillment of its responsibilities.

Among its other duties, the Committee has responsibility for setting executive base salary levels and administering the terms and policies of the following key executive benefit plans:
.	2008 Management Incentive Plan
.	2007 Equity Incentive Plan
.	Supplemental Retirement Plan

The Committee would also administer the new 2010 Incentive Compensation Plan.

Compensation Philosophy

The principal objectives of the Company’s executive compensation program, including compensation provided to the NEOs are to:

■	Attract, retain and motivate highly-qualified executives
■	Reward continuous improvement in operating results and the creation of shareholder value
■	Align the interests of Company executives with shareholders

The Company seeks to accomplish these objectives by maintaining a compensation philosophy that emphasizes rigorous performance-based programs.  The foundation of its philosophy is as follows:

■	Emphasize performance-based compensation elements while providing fixed compensation (base salary) commensurate with the market
■	Provide retirement and other benefits that are competitive with the market
■	Provide no employment contracts or other guarantees of employment except as customary in certain foreign countries or in connection with the negotiation of acquisitions
■	De-emphasize the use of perquisites except for business purposes

The Company believes that executive compensation should be designed to provide management with incentives for the achievement of annual and long-term strategic objectives, with the ultimate objective of delivering improvement in shareholder value.  The Committee believes that an effective compensation structure should focus executives on the achievement of the Company’s business objectives and reward executives for achieving those objectives.  As such, the Committee’s philosophy is to provide performance-based compensation that targets levels modestly above the market median while targeting fixed base salaries at the median of the market.  The Committee has designed this approach in light of the rigorous performance standards of the Company’s incentive plans and because the Company does not provide any type of employment contracts or severance programs to executives.  The Committee believes it has structured its annual and long-term performance-based compensation to encourage and reward high performance and achievement of Company objectives.

In pursuit of this philosophy, the Company’s executive compensation program includes the following key components:

■	Base salaries
■	Annual cash incentive payments under the Company’s 2008 Management Incentive Plan of which payments earned above a certain level are deferred and payable upon achievement of future results
■	Long-term incentive compensation under the Company’s 2007 Equity Incentive Plan
■	Retirement benefits
■	Other benefits (i.e., health & welfare benefits, insurance, perquisites)

In general, the Committee’s desire to align the executive compensation program with the market drives the allocation between short-term and long-term compensation as well as cash and equity components.  The Committee believes that the level of compensation provided to an executive should be based on success against performance goals that indicate shareholder value creation.  To achieve this objective, the company has built its current short-term cash incentive plan based on growth in operating income above the Company’s cost of capital.  Over the long-term, the Committee believes that stock price growth is the best indicator of shareholder value creation.  Therefore, the Committee provides equity awards whose level of value and rate of vesting is dependent on time and the achievement of stock price hurdles.  The Company has no formal policy regarding the allocation of variable and fixed compensation for its NEOs.

The Committee has considered whether the executive compensation program promotes risk taking at levels that are unacceptable to the Company.  The Committee considered the following factors related to risk:
•	Compensation philosophy that targets salaries at the market median and incentives modestly above median
•	Short-term incentive design that rewards for increases in profits above the Company’s cost of capital
•	Deferral feature with distinct risk of forfeiture on short-term incentive awards above 125% of target for a period of two years that mitigates risk associated with the uncapped design of the plan
•	Long-term incentives allocated to two separate vehicles
•	Stock ownership guidelines
•	Incentive compensation recoupment policy

The Committee believes that the above factors as well as the overall executive compensation design, policies and mix of compensation serve to manage risk in a manner that is acceptable to the Company and its shareholders.

The Committee makes decisions regarding executive compensation with input from its independent consultant.  When making decisions regarding compensation for executives other than the Chief Executive Officer (“CEO”), the Committee seeks input and evaluates recommendations from the CEO.  In order to obtain comparative market data for evaluating executive compensation, the Company, through its independent consultant, utilizes compensation data published by Towers Watson.  Each of these surveys contains at least 900 company participants, although the number of participants and the names of the companies that provided data for each position varies by position and is not provided by the survey publishers. The Company targets industrial / manufacturing companies of similar size, complexity, employment region and performance in developing this data.  Because data sample sizes for these types of companies may not be sufficient, the Company supplements such data with broader and more general industry data to develop its market data. For calendar 2010, the

Company did not employ a specific set of comparator companies or a “peer group” when developing compensation levels. However, in evaluating compensation for calendar 2011, the Committee’s independent consultant has developed a group of peer companies to make assessments of market compensation and to determine the alignment of compensation earned relative to company and peer performance.

The Committee does not consider amounts from prior performance-based compensation, such as prior bonus awards or realized or unrealized stock option gains, in its decisions to increase or decrease compensation in the current year.  The Committee believes that this would not be in the best interest of retaining and motivating the executive.

Base Salaries

For calendar 2010, the Compensation Committee decided to maintain base salaries for executive management at the same levels as calendar 2009, except in circumstances of promotion or significant deviation from market “mid-point”.

The Committee determines and approves the base salaries of the Company’s executives, including the CEO, and considers recommendations from the CEO with respect to the other executives.  The Committee employs the same principles that are applied in developing the base salaries of all employees.  Base salary ranges are determined for each executive position based on their level, responsibilities and complexity using the 50th percentile survey data for similar positions at comparable companies.  A base salary “mid-point” is determined for each position based on this competitive market median data and ranges are established to provide that the Company’s salary levels are managed between 80% and 120% of such “mid-point.”  Actual base salaries of all of the NEOs are currently below their respective “mid-points”, except for Mr. Schwarz, who is paid is excess of his relative “mid-point”.  When compared to the market median base salary data developed for each position by our consultant, each named executive officer’s 2010 base salary was positioned as follows:  Mr. Bartolacci – 91%, Mr. Nicola – 89%, Mr. Doyle – 92%, Mr. Dunn – 90% and Mr. Schwarz – 131%.

The Company has a process under which executives are subject to an annual individual performance evaluation.  The evaluations are designed to rate each executive on various criteria, both objective and subjective, including the areas of leadership, technical expertise, initiative, judgment and personal development.   An overall rating is assessed to each individual from these evaluations and is an important element in determining annual adjustments to base salaries.  The rating levels include:  Distinguished (highest rating), Commendable, Competent, Adequate and Provisional (lowest rating). The Committee conducts an evaluation of the CEO’s performance and the CEO conducts an evaluation of each executive officer’s performance.  Each of the named executives, including Mr. Bartolacci, was rated at either the Commendable or Distinguished levels.

Prior to approving base salary adjustments for each executive, the Committee considers the individual performance evaluation, level of responsibility for the position, an individual’s current base salary in relation to “mid-point” and industry competition for executive talent.  As mentioned above, the Committee decided to forego base salary increases for Mr. Bartolacci, Mr. Nicola and Mr. Doyle regardless of their individual performance rating.  Mr. Dunn received a 5% increase in base salary for calendar 2010 commensurate with an increase in his responsibilities.  Mr. Schwarz received a base salary increase of 5% for calendar 2010 consistent with the provisions of his employment agreement.

Annual Incentive Compensation

The Management Incentive Program (“MIP”) covers the annual incentive compensation to be paid to key managers of the Company, including executives.  The objective of the program is to promote the Company’s goal of increasing shareholder value.  The Company believes that one of the key elements in the creation of shareholder value is improvement in operating profit greater than the cost of the capital utilized to generate those profits.  Operating profit less the associated capital cost is referred to as “economic value added”.  Accordingly, the current MIP is designed to motivate management to maintain and, more importantly, achieve higher levels of economic value added.

Additionally, it is the Committee’s belief that the long-term interests of shareholders are best served by achieving the highest possible levels of employee and customer satisfaction.  While it may be possible to improve economic value added in the short term, some actions may not be in the long-term best interests of employee or customer satisfaction.  Therefore, to align with the uncapped nature of the plan, the MIP has been designed with deferral provisions to ensure management is accountable for generating higher levels of economic value added over the short-term, while at the same time continuing to promote shareholder value creation over the long-term.  This deferral feature subjects a portion (earned awards in excess of 125% of target) of current awards to forfeiture if future performance standards are not met.

Designated managers within each of the Company’s business segments participate in an incentive pool for their respective business segment.  These incentive pools are calculated based on the economic value added of each individual business segment.  Corporate executives participate in a separate incentive pool based on the economic value added performance of the Company on a consolidated basis.  For fiscal 2010, the size of the incentive pools were determined based upon economic value added performance as follows:

Absolute value added:
One percent (1%) of the unit’s pre-tax economic value added, which is defined as the unit’s operating profit less its cost of capital (cost of capital is determined based on a pre-tax rate of 12% times net controllable assets, which is estimated to be the Company’s weighted average cost of capital).

Incremental economic
value added:	Twenty percent (20%) of the unit’s increase in economic value added over the average of the absolute EVA of the unit for the preceding two years.

In the case of the corporate executive incentive pool, the calculation was based on the Company’s after-tax consolidated net income, with cost of capital determined on an after-tax rate of 8%.  The incentive pool calculation percentages were adjusted to obtain the pre-tax equivalent of 1% and 20%, respectively, for the absolute value added and incremental economic value added components.  The calculation of the corporate incentive pool, which includes Mr. Bartolacci and Mr. Nicola, for fiscal year 2010 is summarized in the table below:

		Pre-tax			Incentive
	Amount	Equivalent			Pool
	(000’s)				(000’s)
FY 2010 consolidated net income	$69,057
Calculated FY 2010 cost of capital	(44,379)
FY 2010 economic value added	24,678	÷ 60%	X	1%	$411
Average economic value added for FY 2008 and FY 2009	22,064
Incremental economic value added	$2,614	÷ 60%	X	20%	871
					$1,282

The calculation of the Memorialization (Bronze and Casket segments) incentive pool, which includes Mr. Doyle, for fiscal year 2010 is summarized in the table below:

				Incentive
	Amount			Pool
	(000’s)			(000’s)
FY 2010 operating profit	$82,113
Calculated FY 2010 cost of capital	(47,890)
FY 2010 economic value added	34,223	X	1%	$342
Average economic value added for FY 2008 and FY 2009	34,138
Incremental economic value added	$ 85	X	20%	17
				$359

The calculation of the combined fiscal 2010 incentive pools for Mr. Dunn, which includes his participation in the incentive pools of the Marking Products segment and the U.K. operations of the Graphics Imaging segment, is summarized in the table below:

				Incentive
	Amount			Pool
	(000’s)			(000’s)
FY 2010 operating profit	$5,606
Calculated FY 2010 cost of capital	(6,793)
FY 2010 economic value added	(1,187)	X	1%	$(12)
Average economic value added for FY 2008 and FY 2009	(3,155)
Incremental economic value added	$1,968	X	20%	394
				$382

Mr. Dunn also participated in the incentive pool for the U.S. operations of the Graphics Imaging segment.  However, the economic value added performance of this business for fiscal 2010 resulted in a negative incentive pool.  As a result, none of the participants in this pool earned incentive compensation for fiscal 2010.

The target incentive amount is expressed as a percentage of the participant’s base salary and based upon the executive’s position and the industry recommended percentage target for the position as provided to the Company by the plan’s external consultant.  Target incentive awards for the Chief Executive Officer and other named executives are included in the table below.

Named Executive Officer	Target Incentive Award as a Percent of Base Salary
J.C. Bartolacci	100%
S.F. Nicola	70%
J.P. Doyle	60%
B.J. Dunn	50%
F.J. Schwarz	39%*

* Represents estimated bonus as a percent of base salary for Mr. F.J. Schwarz for fiscal 2010.  Mr. Schwarz is subject to an employment agreement under which his annual bonus is determined on the operating performance of his business unit.

The incentive pool of each unit is divided among the participants based on their individual allocation percentage, which is based upon each participant’s target incentive amount.  Accordingly, a participant’s earned incentive award will equal:

The participant’s target incentive ÷ total target incentives of all unit participants (allocation percentage) x the unit pool

The calculation of the earned incentive amounts for each NEO (excluding Mr. Schwarz) was as follows:

Named Executive Officer	Incentive Pool	Allocation Percentage	Earned Incentive
J.C. Bartolacci	$1,282,000	58.26%	$746,847
S.F. Nicola	$1,282,000	23.24%	$297,992
J.P. Doyle	$359,000	28.56%	$102,515
B.J. Dunn	$382,000	26.55%	$101,437

This amount may be subject to reduction at the discretion of the Compensation Committee based on the performance of the NEO relative to personal goals.  Relative performance is generally determined by the executive’s achievement of quantifiable goals established at the beginning of each fiscal year.  Each MIP participant develops personal goals, which are subject to review and approval by the Division President or Chief Executive Officer, as appropriate.  The personal goals of the Chief Executive Officer are reviewed and approved by the Compensation Committee.  The Committee may use discretion to decrease calculated awards based on the participant’s performance relative to the quantifiable individual goals, however, no adjustments were made in fiscal 2010.

Payment of the incentive award following the end of the year in which it is earned and credited is limited to an amount equal to 125% of the target incentive amount.  The remainder (if any) of the participant’s incentive award (any amount above target) will be assigned as “deferred credits” and distributed in two equal installments following the close of the subsequent two fiscal years, subject to the following:

.	The participant must remain an active employee of the Company (except in limited circumstances).
.
If an active participant’s calculated incentive amount is negative in either of the two following years, there will be a corresponding decrease in the participant’s deferred credits assigned to such year.

The short-term incentive plan formula requires management to generate increasing levels of economic value added each year and is not based on budgets developed by management.  Therefore, it is highly possible that incentive pools in a given year or over multiple years could yield less than target payouts or even no payouts without significant improvement in operating performance at the corporate or business segment level.  Also, as noted above, the plans deferral feature provides a distinct risk of forfeiture of a portion of awards previously earned should future performance fall below the Company’s or a business segments cost of capital.  Over the past several years, certain business segment executives have forfeited awards previously earned as a result of this feature.  All amounts earned but deferred from previous years for the NEO’s were paid out in early fiscal 2011, except for Mr. Dunn.

Mr. Schwarz is subject to an employment agreement under which his annual bonus is determined on the operating performance of his business unit, which is the Company’s wholly-owned subsidiary, S+T Reprotechnik GmbH (“S+T GmbH”).  Mr. Schwarz is eligible to receive an annual bonus up to €230,081 based on the attainment of specified levels of consolidated sales and operating profit as a percent of sales for S+T GmbH.  For fiscal 2010, Mr. Schwarz earned a bonus of €115,041 under these provisions.

For fiscal 2011, the Committee approved a new MIP that provides a more traditional incentive arrangement which will be based on the establishment and achievement of annual goals reflective of the Company’s business plan.  The new plan will reward for the attainment of profitability metrics such as earnings per share and business unit operating profit, and will continue to reward for “economic value added” (at the corporate and business unit level).  Cash awards earned under the new arrangement will be capped for each participant and will no longer require the participant to defer amounts earned above 125% of target.  The rationale for this change in design is to better align the MIP with the Company’s business plans and to better align payouts with the Company’s performance during the fiscal year.

Long-Term Incentive Compensation

Long-Term Incentive Compensation is provided to key managers and executives under the Company’s 2007 Equity Incentive Plan, as amended (“Equity Incentive Plan”).  Prior to fiscal 2009, long-term incentive compensation was administered under the 1992 Stock Incentive Plan.

The Equity Incentive Plan is an equity compensation plan designed to directly align the interests of employees with the Company’s shareholders.  The Equity Incentive Plan is intended to encourage eligible employees to increase their efforts to make the Company more successful, to provide an additional inducement for such employees to remain with the Company, to reward such employees by providing an opportunity to acquire shares of the Company’s Common Stock on favorable terms and to provide a means through which the Company may attract able persons to enter the employ of the Company.  The eligible employees are those employees of the Company or any subsidiary who share responsibility for the management, growth or protection of the business of the Company.

Under the Equity Incentive Plan, equity grants can be made in the form of:

■	Stock options,
■	Restricted share awards,
■	Restricted stock units,
■	Performance units,
■	Stock appreciation rights, and
■	Other stock-based awards.

Prior to fiscal 2008, equity grants were predominantly in the form of performance-vesting stock options.  Since fiscal 2008, the Company has issued restricted shares with time and performance-vesting provisions.

The Committee considers growth in stock price as the best means of measuring shareholder value creation over the long-term.  For this reason, the Committee believes that the use of stock-based compensation has provided a strong link to meeting this objective.  In keeping with the Committee’s philosophy of providing performance-based incentives, the restricted shares awarded in fiscal 2010 generally contained performance-vesting provisions for one-half of the shares granted such that vesting occurs in one-third increments upon the later to occur of the attainment of 10%, 25% and 40% appreciation, respectively, in the market value of the Company’s common stock or one year from the grant date.  For the restricted shares awarded in fiscal 2011, these performance-vesting thresholds were set at 5%, 15% and 25% appreciation, respectively.  Further, in order to enhance the Company’s retention objectives, the remaining one-half of the shares granted contain a time-vesting feature in which such shares vest three years from the grant date.

Every year, the Committee determines individual grant levels through consultation with an external compensation advisor.  The Committee is provided grant guidelines, which provide recommended grant award ranges based on current market thresholds.  The recommended ranges provide a minimum, maximum and target grant award for each position / salary level. The grant ranges are developed such that the minimum of the range aligns with the market 50th percentile, the maximum of the range aligns with the market 75th percentile and the target level in the range represents the average of the market 50th and 75th percentile opportunity.  The Committee has chosen this approach since a portion of the grants contain performance-vesting criteria and to align with its philosophy of providing modestly above market variable compensation opportunities.  Actual grants within this range are determined based on the individual performance assessments of each executive during the past fiscal year.  Grants made to the NEOs in November 2009 were within the above range, except for Mr. Schwarz (who received a below-median award of 3,000 time-vesting shares).

Grant recommendations are developed using a valuation model consistent with accounting policies for stock-based compensation and is based on the fair market value of the Company’s common stock on the dates of grant.  Grants to executive officers are generally made only once a year in the Company’s first fiscal quarter (usually at the November meeting of the Committee), except for new hires and promotions.  The Company does not time the release of material non-public information around the granting of equity compensation awards.

Stock options and restricted shares may also vest under certain change in control circumstances.  Performance-based restricted shares expire on the earlier of five years from the date of grant, upon employment termination, or within specified time limits following voluntary employment termination (with consent of the Company), retirement or death.  Stock options are not exercisable within six months from the date of grant and expire on the earlier of ten years from the date of grant, upon employment termination, or within specified time limits following voluntary employment termination (with consent of the Company), retirement or death.

Pay-for-Performance Alignment

The Committee believes there are different ways of assessing whether compensation paid to executives aligns with the performance of the Company.  In October 2010, the Committee’s compensation consultant examined the relationship of compensation and Company performance relative to the compensation and performance of a group of 19 similarly-sized peer companies.  Performance was defined as the relative ranking of the following four performance metrics:

•	Net sales growth
•	Return on invested capital
•	Growth in earnings before interest and taxes
•	Total shareholder return (stock price appreciation plus dividends)

The consultant evaluated each performance metric independently relative to the peer companies for the year 2009 and the three-year period 2007 through 2009.  The relative ranking of each performance metric was averaged to form a composite ranking.  The Company’s relative composite performance ranking was aligned with the peer companies as follows:

•	2009: 52nd percentile
•	2007 through 2009: 60th percentile

The consultant compared the performance for 2009 to the CEO’s bonus for fiscal year 2009.  For this time frame, the CEO did not receive a bonus payment under our MIP plan, while the Company’s relative performance composite ranked at the 52nd percentile of the peers.

Similarly, for the three-year period 2007 through 2009, the CEO’s three-year realizable compensation relative to peers ranked at the 11th percentile while the Company’s performance composite ranked at the 60th percentile of the peers.  Realizable compensation includes base salary, actual bonuses paid, the intrinsic value of stock options and stock awards at the year-end 2009 stock price and performance shares earned or expected to be earned.

The Committee evaluated this information and concluded that the Company’s relative performance was higher than the relative value of compensation paid to the CEO.

Adjustments or Recovery of Prior Compensation

The Sarbanes-Oxley Act of 2002 requires the Chief Executive Officer and Chief Financial Officer to reimburse the Company for any awards received following the release of financial results that subsequently require an accounting restatement due to noncompliance with a material financial reporting requirement as a result of misconduct.  Additionally, under the MIP, the Committee has the discretion to adjust for the recovery of previously paid awards from any participant, where appropriate, if financial results are restated or adjusted in future periods.  No such adjustments have been necessary under these provisions.

The MIP and the Equity Incentive Plan provide the Committee the discretion over the three-year period following the grant of awards to cancel, suspend or require repayment to the Company of outstanding awards if the participant (i) competes with the Company or its subsidiaries, (ii) violates solicitation provisions with customers or employees, (iii) defames or disparages the Company, its subsidiaries or certain related persons.

Stock Ownership Guidelines

The Company has established stock ownership guidelines for executive officers and business unit management in order to support a culture of ownership among the management team.  The Committee believes significant ownership levels will provide additional motivation to executives to perform in accordance with the interests of the Company’s shareholders. The ownership guidelines are expressed as a multiple of base salary and are as follows:

Position	Minimum Equivalent Stock Value
Chief Executive Officer	5 times base salary
Chief Financial Officer; Group Presidents	4 times base salary
Division Presidents; Vice President, Human Resources; Vice President and General Counsel; Vice President and Controller	3 times base salary
Managers directly reporting to Division Presidents	2 times base salary
Other managers eligible for equity compensation and other MIP participants	1 time base salary

For purposes of these guidelines, stock ownership includes all shares directly owned (including shares held under the Employee Stock Purchase Plan and time-vesting restricted shares), but does not include outstanding stock options or unvested performance-based restricted shares.  Immediate compliance with these guidelines is not mandatory; however, individuals are expected to undertake a program to achieve compliance within five years of their hire date or promotion to their respective position.  The ownership policy mandates that at least 50% of the after-tax shares realized upon an option exercise or vesting of restricted stock must be retained until the ownership guideline is met.  Compliance with these ownership guidelines is one of the factors considered by the Compensation Committee in determining eligibility for participation in the Company’s equity compensation programs.

As of November 30, 2010, Mr. Bartolacci, Mr. Nicola and Mr. Dunn have met or exceeded the Company’s stock ownership guidelines.  Mr. Doyle was at 55% of the ownership guidelines, although he is still within five years of his hire date (November 2006).  The stock ownership guidelines are not applicable to Mr. Schwarz as a result of his separate employment agreement.

Retirement Benefits

Retirement benefits are generally provided to executives under the Company’s principal retirement plan and in some cases, a supplemental retirement plan.  The purpose of both these plans is to provide post-retirement compensation and stability to executives.  The Committee’s goal is to provide a benefit that is competitive with plans which would be available to executives of similar companies. The Committee believes this philosophy will allow the Company to effectively attract and retain talented executives.

Executive officers may become eligible to participate in the Company’s supplemental retirement plan.  To be eligible for participation, the individual must be an executive officer of the Company as designated by the Board of Directors annually and meet certain length of service requirements as a designated executive officer and in total with the Company.  Of the named executives, Mr. Bartolacci, Mr. Nicola and Mr. Dunn are participants in the supplemental retirement plan.  Unlike the principal retirement plan, the supplemental plan is an unsecured obligation of the company and is not a tax-qualified plan.  Funding for the supplemental retirement plan is provided through a non-revocable trust arrangement.  The supplemental retirement plan is intended to make-up the tax-related limitation of benefits under the principal retirement plan and to provide retirement benefits at competitive market rates.  In addition, the supplemental retirement plan serves as a retention vehicle as benefits generally do not fully vest until the completion of a minimum of 15 years of service.

In 2009, the Committee decided to modify the supplemental plan for any new executive going forward limiting its benefit to restoring amounts lost to tax-related limitations.

Other Compensation

The Company generally provides all domestic employees with the following:

■	401(k) plan,
■	Employee stock purchase plan,
■	Health and dental coverage,
■	Company-paid term life insurance,
■	Disability insurance,
■	Educational assistance, and
■	Paid time off (vacations and holidays).

These benefits are designed to be competitive with overall market practices.  Educational assistance for dependent children is also provided to any employee of the Company whose child meets the scholastic eligibility criteria and is attending an eligible college or university.  Educational assistance is limited to $1,200 for each semester and $2,400 annually.

The Company provides executives with other benefits, reflected in the “All Other Compensation” column in the Summary Compensation Table, which the Committee considers reasonable, competitive and consistent with the Company’s compensation philosophy.  These benefits include supplemental life insurance coverage, costs associated with personal use of a vehicle leased by the Company and, in certain circumstances, club dues and financial counseling and tax preparation services.

Employment and Severance Agreements

Except for Mr. Schwarz, none of the named executives have employment, severance or change-of-control agreements.  Mr. Schwarz’s employment contract expires on February 28, 2012, and provides for annual salary, participation in a bonus plan based upon the performance of his business unit, and certain non-competition agreements.

Tax Policy

Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"), disallows federal income tax deductions for compensation paid to the Chief Executive Officer and any of the other four highest compensated executives in excess of $1 million in any taxable year, subject to certain exceptions. One exception involves compensation paid pursuant to shareholder-approved compensation plans that are performance-based.  Certain of the provisions in the 2007 Equity Incentive Plan are intended to cause grants of performance-based stock compensation under such plan to be eligible for this exception (so that compensation related to the vesting or exercise of such shares should be deductible under the Code).  Payments of cash compensation to executives (including annual incentive compensation awards earned under the MIP prior to fiscal 2009) and outstanding grants of restricted shares under the 1992 Stock Incentive Plan are not at present eligible for this performance-based exception.  Effective in fiscal 2009, annual incentive compensation awards earned under the MIP are considered to be eligible for the performance-based exception.  The Committee has taken and intends to continue to take whatever actions are necessary to minimize, if not eliminate, the Company's non-deductible compensation expense, while maintaining, to the extent possible, the flexibility which the Committee believes to be an important element of the Company's executive compensation program.  Compensation paid to the named executives has not exceeded the Section 162(m) deductibility threshold in any taxable year.

Annual Compensation of the Named Executive Officers

The table below summarizes the compensation for fiscal 2010, 2009 and 2008 earned by the Company’s Chief Executive Officer, Chief Financial Officer, and each of the three other most highly paid executive officers who were serving as executive officers at September 30, 2010.  These individuals are sometimes referred to in this Proxy Statement as the “named executive officers”.

Summary Compensation Table

Name and Principal Position	Year (1)	Salary	Bonus (2)	Stock Awards (3)	Option Awards	Non-Equity Incentive Plan Compen-sation (4)	Change in Pension Value and Nonqualified Deferred Plan Compen-sation (5)	All Other Compen-sation (6)	Total
Joseph C. Bartolacci Director, President and Chief Executive Officer	2010 2009 2008	$595,385 571,308 494,731	$ - - -	$1,893,065 1,888,074 1,339,742	$ - - -	$851,049 - 690,462	$ - 627,123 -	$112,080 31,467 19,395	$3,451,579 3,117,972 2,544,330
Steven F. Nicola Chief Financial Officer, Secretary and Treasurer	2010 2009 2008	339,369 333,385 304,454	- - -	585,854 583,784 559,137	- - -	342,937 - 296,487	- 363,118 -	25,912 18,494 11,034	1,294,072 1,298,781 1,171,112
James P. Doyle Group President, Memorialization	2010 2009 2008	308,100 304,306 290,237	- -	398,540 325,530 277,638	- - -	130,354 - 176,517	27,241 27,782 8,643	51,611 48,713 42,392	915,846 706,331 795,427
Brian J. Dunn Group President, Brand Solutions	2010 2009 2008	278,744 256,539 230,481	- - -	398,540 325,530 208,229	- - -	101,437 - 36,329	133,397 103,583 7,010	21,267 14,706 13,214	933,385 700,358 495,263
Franz J. Schwarz (7) President, Graphics Europe	2010 2009 2008	405,628 358,721 364,073	156,513 156,525 172,562	111,930 - -	- - -	- - -	- - -	29,673 19,397 20,455	703,744 534,643 557,090

(1)	For the fiscal years ended September 30, 2010, 2009 and 2008.
(2)	Amount is determined based upon the operating performance of Mr. Schwarz’s business unit in accordance with the provisions of an employment agreement.
(3)
Amounts in this column reflect the grant date fair value of awards of restricted shares of the Company’s Common Stock granted during fiscal 2010, 2009 and 2008 computed in accordance with Financial Accounting Standards Board ASC Topic 718; however, the estimate of forfeiture related to service-based vesting conditions is disregarded for purposes of this valuation.  For details of individual grants of restricted shares during fiscal 2010, see the Grants of Plan-Based Awards table below.  There were no forfeitures of restricted shares by any of the named executive officers during fiscal 2010, 2009 or 2008.  The assumptions on which this valuation is based are set forth in Note 9 to the audited financial statements included in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on November 23, 2010.

(4)
The amounts shown in this column reflect amounts earned and paid under the Management Incentive Plan.  For a full explanation of the operation of the Management Incentive Plan, refer to the narrative disclosure above and the Compensation Discussion and Analysis beginning on page 28 of this Proxy Statement.  The amounts included in the Summary Compensation Table above include the following:

Name	Year	Amount Paid Under Current Year’s Award	Deferred Credits Under Awards made in Prior Years, Earned in the Current Year’s Award	Earnings on Deferred Credits	Total
J.C. Bartolacci	2010 2009 2008	$749,795 - 627,500	$100,249 - 57,730	$1,005 - 5,232	$851,049 - 690,462
S.F. Nicola	2010 2009 2008	299,168 - 271,250	43,335 - 21,104	434 - 4,133	342,937 - 296,487
J.P. Doyle	2010 2009 2008	102,515 - 176,517	27,563 - -	276 - -	130,354 - 176,517
B.J. Dunn	2010 2009 2008	101,437 - 36,329	- - -	- - -	101,437 - 36,329

(5)
The amount shown in this column for each of the named executive officers is the increase in the actuarial present value of the accumulated benefits under all defined benefit plans for the years ended September 30, 2010, 2009 and 2008.  A significant portion of the amounts listed for fiscal 2009 related to the increase in the present value resulting from a reduction in the discount rate, due to the decline in market interest rates.  For additional information regarding defined benefit pension plans, see the Pension Benefits table below.  Mr. Schwarz does not participate in the Company’s defined benefit pension plans.

(6)
Amounts represent one or more of the following:  premiums for officer’s life insurance, incremental premiums for long-term disability insurance, club dues, dividends on unvested restricted shares, the value for personal use of Company leased vehicles, matching contributions to the Company’s 401(k) Plan, educational assistance and, for Mr. Doyle, relocation reimbursement of $38,834, $40,019 and $38,145 in fiscal 2010, 2009 and 2008, respectively.  The fiscal 2010 amount for Mr. Bartolacci includes club dues and dividends on unvested restricted shares of $59,476 and $34,706, respectively.

(7)	Mr. Schwarz is compensated in Euros. The dollar value of his compensation is calculated using the average value of the Euro against the U.S. dollar during fiscal 2010, 2009 and 2008.

The following table provides information on grants of plan-based awards held by the named executive officers during fiscal 2010.

Grants of Plan-Based Awards Table

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards
Name	Grant Date (1)	Threshold ($)	Target ($) (2)	Maximum ($)	Threshold (#)	Target (# ) (3)	Maximum (#)	All Other Stock Awards: Number of Shares of Stock or Units (#) (4)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Share)	Grant Date Fair Value ($) (5)
J.C. Bartolacci	11/11/09					9,500					$311,695
	11/11/09					9,500					275,310
	11/11/09					9,500					242,725
	11/11/09							28,500			1,063,335
	11/11/09		$600,000
S.F. Nicola	11/11/09					2,940					96,461
	11/11/09					2,940					85,201
	11/11/09					2,940					75,117
	11/11/09							8,820			329,074
	11/11/09		239,400
J.P. Doyle	11/11/09					2,000					65,620
	11/11/09					2,000					57,960
	11/11/09					2,000					51,100
	11/11/09							6,000			223,860
	11/11/09		184,860
B.J. Dunn	11/11/09					2,000					65,620
	11/11/09					2,000					57,960
	11/11/09					2,000					51,100
	11/11/09							6,000			223,860
	11/11/09		141,750
F.J. Schwarz		NA	NA	NA		NA		3,000			111,930

(1)	All grants were effective as of the date on which the Compensation Committee of the Board of Directors, or a subcommittee thereof (the “Committee”), met to approve them.
(2)
Amounts represent target payouts under the Company’s Management Incentive Program (“MIP”).  The target represents the named executive officer’s annual salary multiplied by his respective target incentive award percentage.  The target incentive award percentages, expressed as a percentage of annual base salary are 100% for Mr. Bartolacci, 70% for Mr. Nicola, 60% for Mr. Doyle and 50% for Mr. Dunn.  Mr. Schwarz does not participate in the MIP.  Payment of the incentive award following the end of the year in which it is earned and credited is limited to an amount equal to 125% of the target incentive amount.  The remainder (if any) of the participant’s incentive award will be assigned as “deferred credits” and distributed in two equal installments following the close of the subsequent two fiscal years, subject to the following:

.	The participant must remain an active employee of the Company (except in limited circumstances).
.	If an active participant’s calculated incentive amount is negative in either of the two following years, there will be a	corresponding decrease in the participant’s deferred credits assigned to such year.
For a full explanation of the operation of the MIP, refer to the Compensation Discussion and Analysis beginning on page 28 of this Proxy Statement.
(3)
Amounts represent the number of shares of restricted stock granted pursuant to the 2007 Equity Incentive Plan that vest upon certain performance criteria.  Performance-based restricted shares were granted such that vesting occurs in one-third increments upon the attainment of 10%, 25% and 40% appreciation, respectively, in the market value of the Company’s Common Stock.  Restricted shares may also vest under certain change in control circumstances.  The restricted shares are forfeited if the performance vesting criteria have not been met on the earlier of five years from the date of grant, upon employment termination, or within specified time limits following voluntary employment termination (with consent of the Company), retirement or death. For a full explanation of the operation of the 2007 Equity Incentive Plan, refer to the Compensation Discussion and Analysis beginning on page 32 of this Proxy Statement.

(4)
Amounts represent the number of shares of restricted stock granted pursuant to the 2007 Equity Incentive Plan that fully vest on the third anniversary of the grant date.  Restricted shares may also vest under certain change in control circumstances.  The restricted shares are forfeited upon employment termination, or within specified time limits following voluntary employment termination (with consent of the Company), retirement or death. For a full explanation of the operation of the 2007 Equity Incentive Plan, refer to the Compensation Discussion and Analysis beginning on page 32 of this Proxy Statement.

(5)
Grant date fair values are developed using a Binomial pricing model based on the fair market value of the Company’s common stock on the dates of grant.  The assumptions on which this valuation is based are set forth in Note 9 to the audited financial statements included in Matthews International Corporation’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on November 23, 2010.

The following table sets forth information concerning the fiscal 2010 year-end value of unexercised options and unearned restricted shares for each of the named executive officers.

Outstanding Equity Awards at Fiscal Year-End Table

	Option Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable (1)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#) (2)		Option Exercise Price	Option Expiration Date	No. of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($) (10)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (10)
J.C. Bartolacci	13,333	0	0		$28.58	12/15/2013
	16,667	0	16,666	(3)	$36.03	11/16/2014
	53,334	0	26,666	(4)	$37.29	11/16/2015
	34,167	0	68,333	(5)	$40.56	11/15/2016
							17,400	(7)	$615,264	11,600	(11)	$410,176
							26,100	(8)	922,896	26,100	(12)	922,896
							28,500	(9)	1,007,760	28,500	(13)	1,007,760
S.F. Nicola	20,000	0	0		$28.58	12/15/2013
	28,000	0	14,000	(3)	$36.03	11/16/2014
	36,667	0	18,333	(4)	$37.29	11/16/2015
	14,667	0	29,333	(5)	$40.56	11/15/2016
							7,250	(7)	256,360	4,833	(11)	170,895
							8,070	(8)	285,355	8,070	(12)	285,355
							8,820	(9)	311,875	8,820	(13)	311,875
J.P. Doyle	6,667	0	13,333	(6)	$41.24	01/18/2017
							3,600	(7)	127,296	2,400	(11)	84,864
							4,500	(8)	159,120	4,500	(12)	159,120
							6,000	(9)	212,160	6,000	(13)	212,160
B.J. Dunn	5,000	0	0		$28.58	12/15/2013
	8,000	0	4,000	(3)	$36.03	11/16/2014
	10,667	0	5,333	(4)	$37.29	11/16/2015
	5,334	0	10,666	(5)	$40.56	11/15/2016
							2,700	(7)	95,472	1,800	(11)	63,648
							4,500	(8)	159,120	4,500	(12)	159,120
							6,000	(9)	212,160	6,000	(13)	212,160
F.J. Schwarz	6,667	0	3,333	(4)	$37.29	11/16/2015
							3,000	(9)	106,080	-		-

(1)	Represents options that have met performance vesting thresholds, but have not met time vesting thresholds as of September 30, 2010 (unvested options).
(2)	Represents options that have not met performance vesting thresholds as of September 30, 2010 (unearned options).
(3)	The unearned portion of this option grant will be earned and vested upon the stock price of the Company’s common stock reaching 160% of the exercise price for ten consecutive trading days.
(4)
The unearned portion of this option grant will be earned and vested on the later to occur of November 16, 2010 and the stock price of the Company’s common stock reaching 160% of the exercise price for ten consecutive trading days.

(5)
One-half of the unearned portion of this option grant will be earned and vested upon the later to occur of November 16, 2010 and the stock price of the Company’s common stock reaching 133% of the exercise price for ten consecutive trading days; with the remainder to be earned and vested upon the later to occur of November 16, 2011 and the stock price of the Company’s common stock reaching 160% of the exercise price for ten consecutive trading days.

(6)
One-half of the unearned portion of this option grant will be earned and vested upon the later to occur of January 18, 2011 and the stock price of the Company’s common stock reaching 133% of the exercise price for ten consecutive trading days; with the remainder to be earned and vested upon the later to occur of January 18, 2012 and the stock price of the Company’s common stock reaching 160% of the exercise price for ten consecutive trading days.

(7)	Represents restricted shares that were fully vested on November 12, 2010 (December 5, 2010 in the case of Mr. Bartolacci).
(8)	Represents restricted shares that will be earned and fully vested on November 12, 2011.
(9)	Represents restricted shares that will be earned and fully vested on November 11, 2012.
(10)
Represents the value of all unvested restricted shares as of September 30, 2010.  The value is computed by multiplying all unvested restricted shares by the $35.36, the closing price of the Company’s common stock on September 30, 2010.

(11)
Represents restricted shares that will be earned and vested as follows: one-half upon the stock price of the Company’s common stock reaching 125% of the grant date fair value of the Company’s common stock ($43.94 for Mr. Bartolacci and $43.72 for Messrs. Nicola, Doyle and Dunn) for ten consecutive trading days and one-half upon the price of the Company’s common stock reaching 140% of the grant date fair value of the Company’s common stock for ten consecutive trading days.

(12)
Represents restricted shares that will be earned and vested as follows: one-third upon the stock price of the Company’s common stock reaching 110% of the grant date fair value of the Company’s common stock ($41.24) for ten consecutive trading days, one-third upon the stock price of the Company’s common stock reaching 125% of the grant date fair value of the Company’s common stock for ten consecutive trading days, and one-third upon the price of the Company’s common stock reaching 140% of the grant date fair value of the Company’s common stock for ten consecutive trading days.

(13)
Represents restricted shares that will be earned and vested as follows: one-third upon the stock price of the Company’s common stock reaching 110% of the grant date fair value of the Company’s common stock ($37.31) for ten consecutive trading days, one-third upon the stock price of the Company’s common stock reaching 125% of the grant date fair value of the Company’s common stock for ten consecutive trading days, and one-third upon the price of the Company’s common stock reaching 140% of the grant date fair value of the Company’s common stock for ten consecutive trading days.

Option Exercises and Stock Vested

There were no exercises of stock options or vesting of restricted shares for any of the named executive officers during fiscal 2010.

Retirement Benefits

The Company's domestic retirement plan is noncontributory and provides benefits based upon length of service and final average earnings. Generally, employees age 21 with one year of continuous service are eligible to participate in the retirement plan. The benefit formula is 3/4 of 1% of the first $550 of final average monthly earnings plus 1-1/4% of the excess times years of credited service (maximum 35 years).  The plan is a defined benefit plan and covered compensation is limited generally to base salary or wages. Benefits are not subject to any deduction or offset for Social Security.

In addition to benefits provided by the Company's retirement plan, the Company has a Supplemental Retirement Plan, which provides for supplemental pension benefits to executive officers of the Company designated by the Board of Directors.  Upon normal retirement under this plan, such individuals who meet stipulated age and service requirements are entitled to receive monthly supplemental retirement payments which, when added to their pension under the Company's retirement plan and their maximum anticipated Social Security primary insurance amount, equal, in total, 1.85% of final average monthly earnings (including incentive compensation) times the individual's years of continuous service (subject to a maximum of 35 years).  Upon early retirement under this plan, reduced benefits will be provided, depending upon age and years of service. Benefits under this plan vest based upon the attainment of certain levels of qualified and total continuous service.  The Company has established a non-revocable trust to fund the Supplemental Retirement Plan, and a provision has been made on the Company's books for the actuarially computed obligation.

In 2009, the Committee closed the supplemental plan to new participants and created a separate plan for any new designated executive going forward, limiting its benefit to restoring amounts lost to tax-related limitations under the Company’s regular retirement and 401(k) plans.

The table below sets forth the number of years of credited service and the present value at September 30, 2010 of the accumulated benefits under the each of the retirement plans for each of the named executive officers.

Pension Benefits Table

Name	Plan Name	Number of Years Credited Service (#) (1)	Present Value of Accumulated Benefit ($) (2)	Payments During Last Fiscal Year ($)
J.C. Bartolacci	Matthews International Corporation Employees Retirement Plan	12	$179,495	-
	Matthews International Corporation Supplemental Retirement Plan	13	930,622	-
S.F. Nicola	Matthews International Corporation Employees Retirement Plan	16	241,146	-
	Matthews International Corporation Supplemental Retirement Plan	17	468,711	-
J.P. Doyle	Matthews International Corporation Employees Retirement Plan	2	63,666	-
B.J. Dunn	Matthews International Corporation Employees Retirement Plan	10	185,617	-
	Matthews International Corporation Supplemental Retirement Plan	11	116,030	-
F.J. Schwarz (3)	Not Applicable	NA	NA	NA

(1)
As of September 30, 2010.  Years of credited service for the Matthews International Corporation Employees Retirement Plan begin on the first of the month following the completion of one year of service.  Years of credited service for the Matthews International Corporation Supplemental Retirement Plan begin on the initial date of service.

(2)
The assumptions on which this valuation is based are set forth in Note 11 to the audited financial statements included in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on November 23, 2010.

(3) Mr. Schwarz does not participate in the Company’s retirement plans.

The Company provides a 401(k) Plan covering substantially all domestic employees of the Company.  Participants may make pre-tax contributions to their account of 1% up to 60% of their annual compensation.  For employees covered under the Matthews International Corporation Employees Retirement Plan, which includes the named executive officers (except Mr. Schwarz), the Company makes matching contributions to each participant at a rate of 50% of participants’ deferrals up to 1% their annual compensation.  Participants are fully vested immediately in the value of their contributions and fully vested in the value of Company matching contributions after three years of service, provided they are a participant of the plan.

Potential Payments upon Termination or Change in Control

The following discussion describes and quantifies the payments that would be made to each of the named executive officers under a variety of circumstances, assuming that each had taken place on September 30, 2010: (1) the executive resigns voluntarily without the consent of the Company; (2) the executive resigns voluntarily with the consent of the Company; (3) the executive is involuntarily terminated without cause; (4) the executive is involuntarily terminated with cause; (5) the executive dies or becomes permanently disabled while employed; (6) the executive retires; and (7) a change in control of the Company takes place.

Stock Options.  Under the terms of the existing stock option grants, in the event of voluntary termination of employment without the Company’s consent or any involuntary terminations, any unexercised stock options are cancelled at the time of termination.  In the event of retirement or voluntary termination with the Company’s consent, unvested options granted prior to November 2005 continue to time and performance vest for a period of two years following termination and options granted in fiscal 2006 and 2007 continue to performance vest only for a period of two years following termination.  In the event of death or termination due to permanent disability, all outstanding options are exercisable in full.  In the event of a change in control of the Company, as defined in the Company’s 2007 Equity Incentive Plan, all outstanding stock options become immediately exercisable.

Restricted Stock.  Under the terms of the existing restricted stock grants, in the event of voluntary termination of employment without the Company’s consent or any involuntary terminations, any unvested restricted shares are cancelled at the time of termination.  In the event of death or termination due to permanent disability, retirement or voluntary termination with the Company’s consent, unvested performance-based restricted shares continue to performance vest for a period of two years following termination.  In the event of death or termination due to permanent disability, retirement or voluntary termination with the Company’s consent, unvested time-based restricted shares become immediately vested.  In the event of a change in control of the Company, as defined in the Company’s 2007 Equity Incentive Plan, all unvested restricted shares become immediately exercisable.

Supplemental Retirement Plan.  Upon a change in control of the Company, as defined in the Supplemental Retirement Plan, participants accrue five additional years of credited service under the Supplemental Retirement Plan.

The following table provides information on the potential incremental value of executive benefits upon termination of employment prior to and after a change of control, assuming termination would have occurred as of September 30, 2010.

Named Executive	Executive Benefit and Payment upon Separation	Voluntary Termination Without Consent	Voluntary Termination With Consent (1) (3) (4)	Involuntary Termination Without Cause	Involuntary Termination With Cause	Death or Disability (2) (3) (4)	Retirement (1) (3) (4)	Change in Control (2) (5) (6)
J.C. Bartolacci	Stock Options	$0	$0	$0	$0	$0	$0	$0
	Performance-based Restricted Shares	0	0	0	0	0	0	2,340,832
	Time-based Restricted Shares	0	2,545,920	0	0	2,545,920	2,545,920	2,545,920
	Supplemental Retirement Plan	0	0	0	0	0	0	1,408,992
	Total	0	2,545,920	0	0	2,545,920	2545,920	6,295,744

S.F. Nicola	Stock Options	0	0	0	0	0	0	0
	Performance-based Restricted Shares	0	0	0	0	0	0	768,125
	Time-based Restricted Shares	0	853,590	0	0	853,590	853,590	853,590
	Supplemental Retirement Plan	0	0	0	0	0	0	706,316
	Total	0	853,590	0	0	853,590	853,590	2,328,031

J.P. Doyle	Stock Options	0	0	0	0	0	0	0
	Performance-based Restricted Shares	0	0	0	0	0	0	456,144
	Time-based Restricted Shares	0	498,576	0	0	498,576	498,576	498,576
	Supplemental Retirement Plan	0	0	0	0	0	0	0
	Total	0	498,576	0	0	498,576	498,576	954,720

B.J. Dunn	Stock Options	0	0	0	0	0	0	0
	Performance-based Restricted Shares	0	0	0	0	0	0	434,928
	Time-based Restricted Shares	0	466,752	0	0	466,752	466,752	466,752
	Supplemental Retirement Plan	0	0	0	0	0	0	301,622
	Total	0	466,752	0	0	466,752	466,752	1,203,302

F.J. Schwarz	Stock Options	0	0	0	0	0	0	0
	Performance-based Restricted Shares	NA	NA	NA	NA	NA	NA	NA
	Time-based Restricted Shares	0	106,080	0	0	106,080	106,080	106,080
	Supplemental Retirement Plan	NA	NA	NA	NA	NA	NA	NA
	Severance (7)	0	0	982,357	0	406,493	406,493	982,357
	Total	0	106,080	982,357	0	512,573	512,573	1,088,437

(1)
The stock option value represents the value of unvested stock options as of September 30, 2010 that had met performance vesting criteria as of that date and would meet time vesting criteria or before September 30, 2012 (two-year anniversary of assumed termination date of September 30, 2010) (the “assumed vested options”).  For this purpose, if the performance vesting threshold was less than $35.36, the closing price of the Company’s common stock on the last trading day of fiscal 2010, the option was considered to be performance vested. The value of the options is computed by multiplying the number of assumed vested options by the difference between the option exercise price and $35.36.  The option exercise prices for all assumed vested options exceed $35.36, and the value of the options is therefore $0 as of September 30, 2010.

(2)
The stock option value represents the value of all unvested stock options as of September 30, 2010.  The value is computed by multiplying all unvested options by the difference between the option exercise price and $35.36, the closing price of the Company’s common stock on the last trading day of fiscal 2010.  The option exercise prices for all unvested stock options exceed $35.36, and the value of the options is therefore $0 as of September 30, 2010.

(3)
The performance-based restricted share value represents the value of unvested restricted shares as of September 30, 2010 that had not met performance vesting criteria as of that date, but which for which the performance vesting threshold was less than $35.36, the closing price of the Company’s common stock on the last trading day of fiscal 2010.  At September 30, 2010, no performance-based restricted shares had a performance vesting threshold less than $35.36.

(4)
The time-based restricted share value represents the value of unvested restricted shares as of September 30, 2010 that would vest upon termination as of September 30, 2010 (the “assumed vested shares”).  The value of the restricted shares is computed by multiplying the number of assumed vested shares by $35.36, the closing price of the Company’s common stock on the last trading day of fiscal 2010.

(5)
The performance-based and time-based restricted share value represents the value of all unvested restricted shares as of September 30, 2010. The value is computed by multiplying all unvested restricted shares $35.36, the closing price of the Company’s common stock on the last trading day of fiscal 2010.

(6)
The incremental value of the Supplemental Retirement Plan represents the increase in the accumulated benefit obligation resulting from an additional 5 years of vested service for eligible participants.

(7)
Represents amounts payable to Mr. Schwarz upon termination under the terms of an employment contract, effective June 1, 2009, which expires on February 28, 2012.  Mr. Schwarz is compensated in Euros.  The dollar values included in the table above are calculated using the value of the Euro against the U.S. dollar on September 30, 2010.

AUDIT COMMITTEE MATTERS
Report of the Audit Committee

The Audit Committee of Matthews International Corporation is composed of three independent Directors.  The Committee operates under a written charter adopted by the Company’s Board of Directors.

Management of the Company has the primary responsibility for preparing the financial statements, establishing the system of internal controls, and assessing the effectiveness of the Company’s internal control over financial reporting.  The Audit Committee is responsible for reviewing the Company’s financial reporting process on behalf of the Board of Directors.

In this context, the Audit Committee has met and held discussions with management, internal audit and the independent registered public accounting firm.  Management represented to the Committee that the Company’s consolidated financial statements were prepared in accordance with generally accepted accounting principles, and the Committee has discussed the consolidated financial statements with management, internal audit and the independent registered public accounting firm.  The Committee discussed with the independent registered public accounting firm matters required to be discussed by Statement on Auditing Standards ("SAS") No. 114, "The Auditor’s Communication With Those Charged With Governance", and such other matters as are required to be discussed under the standards of the Public Company Accounting and Oversight Board.

The Company’s independent registered public accounting firm also provided to the Committee the written disclosures required by Public Company Accounting Oversight Board Rule 3526, “Communication with Audit Committees Concerning Independence”, and the Committee discussed with the independent registered public accounting firm that firm’s independence.

The Committee discussed with the Company's independent registered public accounting firm and internal auditors the overall scope and plan for their respective audits.  The Committee meets with the independent registered public accounting firm and internal auditors to discuss the results of their examinations, their evaluations of the Company's internal controls, and the overall quality of the Company's financial reporting.

Based on the Committee’s discussions referred to above and the Committee’s review of the report of the independent registered public accounting firm on the consolidated financial statements of the Company for the year ended September 30, 2010, the Committee recommended to the Board of Directors that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the year ended September 30, 2010 for filing with the Securities and Exchange Commission.

Audit Committee:

R.G. Neubert, Chairman
A. Garcia-Tunon
M. Schlatter

December 9, 2010

Relationship with Independent Registered Public Accounting Firm

PricewaterhouseCoopers LLP ("PwC") has been the independent registered public accounting firm performing the audits of the consolidated financial statements of the Company since 1983.   PwC periodically changes the personnel assigned to the annual audit engagements.  In addition to performing the audit of the Company's consolidated financial statements, PwC provided fees for services related to the Company’s compliance with Section 404 of the Sarbanes-Oxley Act and various other services during fiscal 2010 and 2009.  The aggregate fees (including out-of-pocket expenses) billed for fiscal 2010 and 2009 for each of the following categories of services are set forth below.

	2010	2009

Audit fees (includes audits and reviews of the Company’s fiscal 2010 and 2009 financial statements)	$1,015,308	$1,114,536

Audit-related fees	18,920	15,185

Tax fees (primarily tax planning work)	408,460	102,783

All other fees	-	-

All services provided by PwC for significant audit, audit-related, tax and other services are approved in advance by the Audit Committee. Fees for the annual audit, including quarterly reviews, are approved by the Audit Committee upon appointment of the Company’s independent registered public accounting firm. Other services are approved in advance on a specific project basis during the year. Examples of such projects include acquisition due diligence and tax assistance engagements.  Where approval in advance by the Audit Committee is not practical due to time constraints, management provides a written description of the engagement to the Chairman of the Audit Committee and obtains the Chairman’s approval prior to proceeding with the engagement.  Ratification of such services by the full Audit Committee is obtained at the next scheduled Audit Committee meeting. The Company’s independent registered public accounting firm provides a summary of audit and other services and related fees to the Audit Committee at each of its regularly scheduled Committee meetings. The summary includes, by individual project, total estimated fees, actual fees incurred to date and an estimate of fees to complete each project.  The Audit Committee also considered whether the provision of non-audit services by PwC is compatible with maintaining the independence of PwC.

CERTAIN TRANSACTIONS

Transactions with related persons are subject to review and approval by the Nominating and Corporate Governance Committee of the Board of Directors.  Written policies and procedures relative to the identification of related party transactions are contained in the Company’s Code of Conduct, and the Committee reviews and evaluates each such transaction based on the specific facts and circumstances involved.

COMPLIANCE WITH SECTION 16(a) OF THE EXCHANGE ACT

Based solely upon a review of Forms 3 and 4 and amendments thereto, if any, furnished to the Company during its most recent year and representations from reporting persons that no Forms 5 were required, Jennifer A. Ciccone filed a Form 4 on November 12, 2010 reporting the acquisition of shares under the Company’s Employee Stock Purchase Plan that occurred on various dates in fiscal 2009.

SHAREHOLDER PROPOSALS FOR 2012 ANNUAL MEETING

Shareholders may make proposals for inclusion in the proxy statement and proxy form for the 2012 Annual Meeting of Shareholders.  To be considered for inclusion, any such proposal should be written and mailed to the Secretary of the Company at the corporate office for receipt by September 20, 2011.

Section 2.09 of the By-laws of the Company requires that any shareholder intending to present a proposal for action at an Annual Meeting must give written notice of the proposal, containing the information specified in such Section 2.09, so that it is received by the Company not later than the notice deadline determined under such Section 2.09.  This notice deadline will generally be 75 days prior to the anniversary of the Company's Annual Meeting for the previous year, or December 3, 2011 for the Company's Annual Meeting in 2012.  Any shareholder proposal received by the Secretary of the Company after December 3, 2011 will be considered untimely under Rule 14a-4(c)(1) promulgated by the Securities and Exchange Commission under the Securities Exchange Act of 1934.

OTHER MATTERS

The cost of soliciting proxies in the accompanying form will be paid by the Company.   Shareholder votes at the Annual Meeting will be tabulated by the Company's transfer agent, Computershare Investor Services LLC.  A copy of the Company's Annual Report for 2010 has previously been mailed to each shareholder of record, or will be mailed with this Proxy Statement.

                                                                                     By Order of The Board of Directors

                                                                                     Steven F. Nicola
                                                                                      Corporate Secretary

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Exhibit A

MATTHEWS INTERNATIONAL CORPORATION

2010 INCENTIVE COMPENSATION PLAN

Section 1. Purpose. The purpose of the 2010 Incentive Compensation Plan (the “Plan”) is to provide for an incentive payment opportunity to key management employees of Matthews International Corporation (the “Corporation”) and its Subsidiaries and Affiliates, which may be earned upon the achievement of established performance goals. “Subsidiary” means any corporation, partnership, joint venture, limited liability company or other entity in an unbroken chain of entities beginning with the Corporation if each of the entities other than the last entity in the unbroken chain owns an equity interest possessing at least fifty percent (50%) or more of the total combined voting power of all classes of equity in one of the other entities in the chain. “Affiliate” means an entity affiliated with the Corporation in some respect, other than a Subsidiary, as designated by the Committee. By providing an incentive payment opportunity based upon the achievement of performance goals and by placing a portion of compensation at risk, the Corporation can reward performance based on the performance of the Corporation and/or its Subsidiaries and Affiliates and the individual contribution of each key management employee.

Section 2. Effective Date. The effective date and date of adoption of the Plan is November 11, 2010, provided, however, that compensation otherwise payable hereunder to a Covered Employee shall be effective only if, in a separate vote, the Plan is approved by a majority of the votes cast at a meeting of shareholders of the Corporation duly called, convened and held on or prior to the date on which any compensation is paid pursuant to any Incentive Award, at which a quorum representing a majority of the outstanding voting stock of the Corporation is, either in person or by proxy, present and voting on the Plan. The material terms of the Plan (as defined in Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”)) as applicable to any employee who is a “covered employee”, as defined in Section 162(m)(3) of the Code and the Treasury Regulations thereunder (a “Covered Employee”), shall be subject to re-approval by the shareholders of the Corporation no later than the first meeting of the shareholders to take place in 2015, if such approval is required by Section 162(m) of the Code at the time, such terms have not been earlier modified and approved by the shareholders, and the Corporation intends that the Plan continue to meet the requirements for “performance-based compensation” under Section 162(m) of the Code for any Incentive Awards to Covered Employees made following the date of such meeting. The Plan will remain in effect until formally terminated in writing by the Corporation’s Board of Directors (the “Board”), in its sole discretion.

Section 3. Administration of the Plan.

Section 3.01. Committee. The Plan shall be administered by a Committee (the “Committee”) appointed by the Board and consisting of at least two members of the Board, each of whom at the time of appointment to the Committee and at all times during service as a member of the Committee shall be (1) an “outside director” as then defined under Section 162(m) of the Code, or any successor provision and the Treasury Regulations thereunder, (2) a “non-employee director” as then defined under Rule 16b-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or any successor rule and (3) an “independent” director under the rules of the applicable stock exchange on which the Class A Common Stock, par value $1.00 per share, of the Corporation (“Common Stock”) is traded. The Committee shall have plenary authority to interpret the Plan and prescribe such rules, regulations and procedures in connection with the operations of the Plan as it shall deem to be necessary and advisable for the administration of the Plan consistent with the purposes of the Plan. Without limitation of the foregoing, the Committee shall have the authority, subject to the terms and conditions of the Plan:

(a) To select the key management employees who are eligible to participate in the Plan and be granted an Incentive Award, after considering the recommendations of the management of the divisions of the Corporation and its Subsidiaries and Affiliates and the Chief Executive Officer of the Corporation;

(b) To determine the Incentive Targets, Incentive Awards and Performance Goals, and all of the relevant terms thereof;

(c) To determine other terms and conditions of each Incentive Award, based on such factors as the Committee shall determine;

(d) To modify, amend or adjust the terms and conditions of any Incentive Award;

(e) To adopt, alter and repeal such administrative rules, regulations, procedures, guidelines and practices governing the Plan as it shall from time to time deem advisable;

(f) To interpret the terms, provisions and conditions of the Plan and any Incentive Award;

(g) To decide all other matters that must be determined in connection with an Incentive Award, and to certify in writing compliance with the Performance Goals and any other material terms of Incentive Awards; and

(h) To otherwise administer the Plan.

In determining any Incentive Award to be made to any eligible employee, the Committee shall consider the position and the responsibilities of the employee being considered, the nature and value to the Corporation, a Subsidiary or Affiliate of his or her services, his or her present and/or potential contribution to the success of the Corporation, a Subsidiary or Affiliate and such other factors as the Committee may deem relevant. The Committee may allocate all or any portion of its responsibilities and powers to any one or more of its members and may delegate all or any part of its responsibilities and powers to any officers of the Corporation or committee of officers of the Corporation selected by it, except with respect to Incentive Awards to any Covered Employees to the extent such responsibilities and powers must be exercised by the Committee for Incentive Awards to qualify for the exemption for performance-based compensation under Section 162(m)(4)(C) of the Code and the Treasury Regulations thereunder.

Section 3.02. Committee Action. The Committee shall keep records of action taken at its meetings.  A majority of the Committee shall constitute a quorum at any meeting and the acts of a majority of the members present at any meeting at which a quorum is present, or acts approved in writing by all members of the Committee, shall be the acts of the Committee.

Section 3.03. Committee Discretion. Any determination made by the Committee or by an appropriately delegated officer pursuant to delegated authority under the provisions of the Plan with respect to any Incentive Award shall be made in the sole discretion of the Committee or such officer at the time of the Incentive Award or, unless in contravention of any express term of the Plan, at any time thereafter, provided, however, that the Committee may not make any determination which would increase the amount payable to a Covered Employee in violation of Treasury Regulation §1.162-27(e)(2)(iii) or any successor Treasury Regulation. All decisions made by the Committee or any appropriately delegated officer pursuant to the provisions of the Plan may be made in their sole discretion (even if the Plan provision does not specifically so provide) and shall be final and binding on all persons, including the Corporation, its Subsidiaries or Affiliates, any Participant and the employees eligible under the Plan.

Section 3.04. Notice of Participation. Each key management employee of the Corporation, its Subsidiaries or Affiliates who has been designated to participate in the Plan shall receive a written notice, in the form prescribed by the Committee, informing the employee that he or she has been selected to be a Participant (a “Participant”) in the Plan and specifying the period for which such designation is to remain in effect. No key management employee shall have the right to become a Participant and shall not be a Participant until the date specified in the notice. Designation of participation does not guarantee a Participant that an Incentive Award will be earned.

Section 3.05. Plan Year. Unless otherwise specified in writing by the Committee, a “Plan Year” shall be each year ended September 30 or, for the final year of the Plan, from the preceding October 1 until the date of termination of the Plan.

Section 4. Eligibility, Termination, New Participants.

Section 4.01. Eligibility. Any key management employee of the Corporation, its Subsidiaries or Affiliates, including any Covered Employee, shall be eligible to participate in the Plan upon written designation by the Committee as provided in Section 3.04.

Section 4.02. Termination of Employment. Except as provided in Section 4.03, a Participant whose employment with the Corporation and all of its Subsidiaries and Affiliates terminates prior to the end of the Performance Period in which an Incentive Award is earned by the Participant will forfeit all right to such Incentive Award.

Section 4.03. Certain Vesting Events. If, during a Performance Period, a Participant’s employment with the Corporation and all of its Subsidiaries and Affiliates terminates because (a) the Participant dies, (b) the Participant becomes disabled, within the meaning of Section 409A(a)(2)(C) of the Code and the Treasury Regulations thereunder, (c) the Participant retires, as that term is defined by the Committee from time to time, (d) there occurs an involuntary termination of employment (other than for cause) of the Participant with the Corporation or a Subsidiary or Affiliate, or a voluntary termination of employment of a Participant with the consent of the Corporation or a Subsidiary or Affiliate, or (e) there occur similar circumstances deemed to be appropriate by the Committee, or the Participant’s participation in the Plan is withdrawn by the Committee (e.g., due to a leave of absence) even though the Participant is still employed or deemed to be employed, the Participant, his or her estate, or the Participant’s beneficiary, as the case may be, shall be entitled to receive a pro-rata Incentive Award for the portion of the Performance Period during which the Participant was employed or prior to the date the Participant’s participation was withdrawn, as the case may be, provided that the applicable Performance Goals for such Performance Period are achieved and the Participant is not employed in any capacity by any competitor of the Corporation, any Subsidiary or Affiliate or otherwise then engaging in competitive activities with the Corporation, any Subsidiary or Affiliate or any other activity described in Section 7.05. In the case of any pro-rata Incentive Award payment, such amounts shall be paid as provided in Section 6. If a Section 11 Event as defined in the Equity Plan occurs, the results under the Performance Goals to the date of such Section 11 Event shall be determined, the Performance Goals shall be prorated based on a shortened Performance Period ending on the date of such Section 11 Event, each Participant’s portion of his or her Incentive Award for that Performance Period shall be prorated to reflect the shortened Performance Period, and any amount earned under the Incentive Award shall be paid to each Participant forthwith.

Section 4.04. New Participants. Except as provided in this Section 4.04, an employee who is not a Participant as of the first day of a Performance Period shall not become a Participant for that Performance Period. New employees of the Corporation or any Subsidiaries or Affiliates hired during a Performance Period, and employees promoted or engaged, as the case may be, during the Performance Period who were not eligible to participate in the Plan at the beginning of the Performance Period, may become a Participant, as determined by the Committee in its sole discretion, during a Performance Period and participate in the Plan for such Performance Period on a pro-rata basis provided that, in the case of Covered Employees, the employee becomes a Participant effective not later than the earlier of (a) ninety (90) days after the beginning of the Performance Period (provided that the outcome is substantially uncertain at the time the Committee establishes the Performance Goals, as defined below), or (b) the date immediately preceding the date when twenty-five percent (25%) of the period of service (as scheduled in good faith by the Committee at the time it establishes such Performance Goals) has elapsed (such earlier date being hereinafter referred to as the “Establishment Date”).

Section 5. Incentive Targets, Incentive Awards, Performance Goals and Performance Periods.

Section 5.01. Incentive Targets. Each Participant under the Plan shall be assigned an incentive target (an “Incentive Target”), which may be expressed as a percentage of the Participant’s base salary or other measure prescribed by the Committee, as related to the level of achievement expected to be attained. Incentive Targets shall be determined by the Committee on or before the Establishment Date for each Performance Period.

Section 5.02. Incentive Awards. Incentive awards (“Incentive Awards”) may be earned by Participants during a Performance Period; provided, however, that (a) no Incentive Award may exceed the Participant’s Incentive Target established for the actual level of achievement attained and (b) payment of any Incentive Award under the Plan shall be contingent upon the achievement of the relevant performance goals established by the Committee (“Performance Goals”). Performance Goals may include one or more type of performance goal, including threshold Corporation or Subsidiary or Affiliate performance goals (the “Threshold Corporation Performance Goals”), other Corporation or Subsidiary or Affiliate performance goals (“Corporation Performance Goals”) and Participant performance goals (“Participant Performance Goals”).

Section 5.03. Performance Goals.

(a)           Performance Goals.

(i)
On or before the Establishment Date for each Performance Period, the Committee shall establish for the relevant Performance Period all Performance Goals, which may be based upon one or more of the following objective performance measures and expressed in either, or a combination of, absolute or relative values or rates of change and on a gross or net basis:

1	earnings per share;
2	earnings per share growth;
3	return on capital;
4	return on invested capital;
5	costs;
6	net income;
7	net income growth;
8	operating margin;
9	sales;
10	revenue growth;
11	revenue from operations;
12	expenses;
13	income from operations as a percent of capital employed;
14	operating income;
15	pre-tax profit or income;
16	cash flow;
17	free cash flow;
18	cash flow per share;
19	market share;
20	return on shareholders’ equity;
21	return on assets;
22	return on net assets;
23	earnings (including earnings before interest, taxes, depreciation and amortization (“EBITDA”) and earnings before interest and taxes (“EBIT”));
24	operating cash flow;
25	operating cash flow per share;
26	operating cash flow as a percent of capital employed;
27	economic value added (earnings less a capital charge);
28	gross margin;
29	total shareholder return (stock price appreciation plus dividends);
30	shareholder equity;
31	debt;
32	debt to shareholder equity;
33	debt to earnings (including EBITDA and EBIT);
34	interest expense and/or other fixed charges;
35	earnings (including EBITDA and EBIT) to interest expense and/or other fixed charges;
36	environmental emissions improvement;

37	workforce diversity;
38	number of accounts;
39	safety performance;
40	workers’ compensation claims;
41	budgeted amounts;
42	cost per hire;
43	turnover rate;
44	training costs and expenses;
45	working capital;
46	innovation as measured by a percentage of sales from new products; and/or
47	stock price.

(ii)
Notwithstanding the foregoing, in the case of an Incentive Award designated by the Committee as intended to be a Qualified Performance-Based Award, as defined in the Corporation’s 2007 Equity Incentive Plan, as amended through September 26, 2008 and as further amended from time to time (the “Equity Plan”), to a Covered Employee and payment for which will be made in shares of Common Stock available for payment under the Equity Plan, the Performance Goals means the Performance Goals as defined in the Equity Plan.

Incentive Awards to Covered Employees, including but not limited to those designated as such Qualified Performance-Based Awards, are intended to be tax deductible without limitation under Section 162(m) of the Code and all provisions of the Plan shall be construed consistent with this intention. Any provision, application or interpretation of the Plan inconsistent with this intent to satisfy such standards of Section 162(m) of the Code shall be disregarded.

(iii)           Except as restricted in the case of Incentive Awards subject to Section 5.03(a)(ii), Performance Goals based on such performance measures may be based either on the performance of the Corporation, a Subsidiary or Subsidiaries, an Affiliate or Affiliates, any branch, department, business unit or other portion thereof under such measure for a Performance Period, and/or upon a comparison of such performance with the performance of a peer group of entities, prior Performance Periods or other measure selected or defined by the Committee at the time of making an Incentive Award. The Committee may designate one or more of such Corporation Performance Goals as the Threshold Corporation Performance Goals and shall designate the weighting among the various Corporation Performance Goals and Participant Performance Goals established.

(b)           Calculation. When the Performance Goals are established, the Committee shall also specify the manner in which the level of achievement of such Performance Goals shall be calculated, including the weighting assigned to such Performance Goals. The Committee may determine that unusual items or certain specified events or occurrences, including changes in accounting standards or tax laws and the effects of non-operational items or extraordinary items as defined by generally accepted accounting principles, shall be excluded from the calculation but, in the case of Incentive Awards to Covered Employees, only to the extent permitted pursuant to Section 162(m) of the Code and the Treasury Regulations thereunder.

Section 5.04. Performance Periods. Unless otherwise determined by the Committee, there shall be one-year Performance Periods under the Plan, and a new Performance Period

(a“Performance Period”) shall commence on the first day of each Plan Year and end on the last day of such Plan Year. Unless otherwise determined by the Committee, the first Performance Period under the Plan shall commence on October 1, 2010 and end on September 30, 2011.

Section 5.05. Discretion. The Committee shall not have any discretion to increase any Incentive Target or Incentive Award payable to a Covered Employee that would otherwise be due upon attainment of the Performance Goals, or otherwise modify any Performance Goals associated with a Performance Period with respect to a Covered Employee, but the Committee may in its discretion reduce or eliminate such Incentive Target or Incentive Award; provided, however, that the exercise of such negative discretion shall not be permitted to result in any increase in the amount of any Incentive Target or Incentive Award payable to any other Participant who is a Covered Employee. With respect to Participants who are not Covered Employees, the Committee may adjust (up or down) any Incentive Target or Incentive Award for such Participants on the basis of such further considerations as the Committee shall determine in its discretion.

Section 5.06. Determination of Incentive Award. The amount of a Participant’s Incentive Award for a Plan Year, if any, shall be determined by the Committee or its delegate in accordance with the level of achievement of the applicable Performance Goals, the Participant’s Incentive Target for such level of achievement and the other terms of the Plan or Incentive Award, and shall be communicated in writing to the Participant by the fifteenth day of the third month following the end of the Performance Period to which such Incentive Award relates. Prior to any payment of the Incentive Awards hereunder, the Committee shall determine and certify in writing the extent to which the Performance Goals and other material terms of the Plan and the Incentive Award were satisfied.

Section 5.07. Maximum Incentive Awards. Notwithstanding any other provision of the Plan, the maximum value of any property, including cash, that may be paid or distributed to any one Participant pursuant to the grant of Incentive Awards made in any one calendar year to such Participant shall be three million United States of America dollars ($3,000,000). The limitation in this section shall be interpreted and applied in a manner consistent with Section 162(m) of the Code and the Treasury Regulations thereunder.

Section 6. Payment to Participants.

Section 6.01. Timing of Payment. An Incentive Award for a Performance Period shall be paid to the Participant or, in the case of death, to the Participant’s beneficiary on or before the fifteenth day of the third month following the end of such Performance Period in which the amounts are no longer subject to substantial risk of forfeiture; provided, however, in the event such amount is payable pursuant to Section 4.03 and is conditioned upon a separation from service, as defined in Section 409A of the Code and the Treasury Regulations thereunder, and not compensation the Participant could receive without separating from service, then no such payment may be made to a Participant who is a “specified employee” under Section 409A of the Code and the Treasury Regulations thereunder until the first business day of the seventh month following the date of such separation from service of the Participant. Provided all of the terms and conditions of the Plan and any Incentive Award are satisfied, a Participant need not be an employee of the Corporation, a Subsidiary or an Affiliate at the time of payment of an Incentive Award.

       Section 6.02. Beneficiary Designation. A Participant may file a completed designation of beneficiary form with the Committee or its delegate in the form prescribed, to be applicable only to amounts to be paid to the Participant under the Plan following his or her death. Such designation may be made, revoked or changed by the Participant at any time before the earlier of death or receipt of any unpaid Incentive Awards, but such designation of beneficiary will not be effective and supersede all prior designations until it is received and acknowledged by the Committee or its delegate. If the Committee has any doubt as to the proper beneficiary to receive payments hereunder, the Committee shall have the right to withhold such payments until the matter is finally adjudicated. However, any payment made in good faith shall fully discharge the Committee, the Corporation, its Subsidiaries, its Affiliates, the Board and any of their delegates under the Plan from all further obligations with respect to that payment.

Section 6.03. Form of Payment. Payment of Incentive Awards shall be made in cash or in shares of Common Stock available for grants under the Equity Plan (including any successor thereto), or any combination thereof, as determined by the Committee in its discretion. Notwithstanding any other provisions of the Plan, payment in shares of Common Stock only shall be made in compliance with all of the terms and conditions of the Equity Plan, including but not limited to Section 15.11 of the Equity Plan. Incentive Awards shall not be considered as part of the Participant’s salary or compensation and will not be used in the calculation of any other pay allowance or benefit from the Corporation, a Subsidiary or an Affiliate (including but not limited to any such allowance or benefit pursuant to the Matthews International Corporation Officers Retirement Restoration Plan), except as provided under the Matthews International Corporation Supplemental Retirement Plan, as amended, the Matthews International Corporation 401(k) Plan and the Corporation’s long-term disability plan, each as then in effect.

Section 6.04. Tax Withholding. All Incentive Awards shall be subject to Federal income, employment, and other tax withholding as required by applicable law. To the extent permitted pursuant to the Equity Plan (or any successor thereto), taxes required to be withheld on Incentive Awards paid in Common Stock may be withheld in shares of Common Stock otherwise to be paid pursuant to the Incentive Award. In any case in which the cash, if any, to be paid pursuant to the Incentive Award is less than the required tax withholding, and the immediately preceding sentence is not applicable or would not result in the full payment of the required withholding taxes, as a condition to the receipt of the payment due pursuant to the Incentive Award the Participant shall pay to the Corporation (or, if applicable, a Subsidiary or Affiliate), or make arrangements satisfactory to the Corporation (or, if applicable, a Subsidiary or Affiliate) regarding the payment of any and all taxes required to be withheld.

Section 7. Miscellaneous.

Section 7.01. Merger or Consolidation. All obligations (including but not limited to for amounts earned but not yet paid) under the Plan shall survive any merger or consolidation of the Corporation, and be the liability of any successor to the Corporation by virtue of any merger or consolidation of the Corporation.

Section 7.02. Gender and Number. The masculine pronoun whenever used in the Plan shall include the feminine and vice versa. The singular shall include the plural and the plural shall include the singular whenever used herein unless the context requires otherwise.

Section 7.03. Construction. The provisions of the Plan shall be construed, administered and governed by the laws of the Commonwealth of Pennsylvania, including its statute of limitations provisions, but without reference to conflicts of law principles. Titles of Sections of the Plan are for convenience of reference only and are not to be taken into account when construing and interpreting the provisions of the Plan.

Section 7.04. Non-alienation. Except as may be required by law, neither the Participant nor any beneficiary shall have the right to, directly or indirectly, alienate, assign, transfer, pledge, anticipate or encumber (except by reason of death) any amount that is or may be payable hereunder, including but not limited to in respect of any liability of a Participant or beneficiary for alimony or other payments for the support of a spouse, former spouse, child or other dependent, prior to such amount actually being received by the Participant or beneficiary hereunder, nor shall the Participant’s or beneficiary’s rights to benefit payments under the Plan be subject in any manner to (i) anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment, or garnishment by creditors of the Participant or beneficiary, (ii) the debts, contracts, liabilities, engagements, or torts of any Participant or beneficiary, (iii) transfer by operation of law in the event of bankruptcy or insolvency of the Participant or any beneficiary, or (iv) any legal process.

Section 7.05. Cancellation; Suspension; Clawback. Any or all outstanding Incentive Awards granted to a Participant may, at any time between the date of grant and the third anniversary of any payment of all or any portion of such Incentive Awards, in the Committee’s or the Corporation’s Chief Executive Officer’s sole discretion and subject to such terms and conditions, if any, established by the Committee or the Corporation’s Chief Executive Officer, be cancelled, suspended, or required to be repaid to the Corporation if (a) payment of an Incentive Award was predicated in whole or in part upon the achievement of certain financial results that were subsequently the subject of a restatement by the Corporation, a Subsidiary or an Affiliate, or (b) the Participant (whether during or after termination of employment with the Corporation, its Subsidiaries and Affiliates):

(i) Engages in the operation or management of a business (whether as owner, partner, officer, director, member, employee or otherwise) which is in competition with the Corporation, its Subsidiaries or Affiliates;

(ii) Induces or attempts to induce any customer, supplier, licensee or other individual, corporation or other business organization having a business relationship with the Corporation, its Subsidiaries or Affiliates to cease doing business with the Corporation, its Subsidiaries or Affiliates or in any way interferes with the relationship between any such customer, supplier, licensee or other person and the Corporation, its Subsidiaries or Affiliates;

(iii) Solicits any employee of the Corporation, its Subsidiaries or Affiliates to leave the employment thereof or in any way interferes with the relationship of such employee with the Corporation, its Subsidiaries or Affiliates;

(iv) Makes any statements or comments, orally or in writing, of a defamatory or disparaging nature regarding the Corporation, its Subsidiaries or Affiliates (including but not limited to regarding any of their respective businesses, officers, directors, personnel, products or policies); or

(v) Discloses, other than pursuant to the Participant’s employment with the Corporation, any Subsidiary or Affiliate, the Corporation’s, any Subsidiary’s or Affiliate’s operating practices, product formulas, customer information, pricing formulas and/or technical know-how developed by the Corporation, any Subsidiary or Affiliate, provided, however, that this Section 7.05 shall not apply following the occurrence of a Section 11 Event as defined in the Equity Plan. Whether there has been a restatement or a Participant has engaged in any such activities shall also be determined, in their sole discretion, by the Committee or the Corporation’s Chief Executive Officer, and any such determination by the Committee or the Chief Executive Officer shall be final and binding.

Section 7.06. No Employment Rights. Neither the adoption of the Plan nor any provision of the Plan shall be construed as a contract of employment or otherwise between the Corporation, a Subsidiary or Affiliate and any employee or Participant, or as a guarantee or right of any employee or Participant to future or continued employment with the Corporation, a Subsidiary or Affiliate, or as a limitation on the right of the Corporation, a Subsidiary or Affiliate to discharge any of its employees. Designation as a Participant or receipt of any Incentive Award does not create any rights, and no rights are created under the Plan, with respect to continued or future employment or conditions of employment.

Section 7.07. Minor or Incompetent. If the Committee determines that any Participant or beneficiary entitled to a payment under the Plan is a minor or incompetent by reason of physical or mental disability, it may, in its sole discretion, cause any payment thereafter becoming due to such person to be made to any other person for his benefit, without responsibility to follow application of amounts so paid. Payments made pursuant to this provision shall completely discharge the Corporation, its Subsidiaries and Affiliates, the Plan, the Committee, the Board and any of their delegates under the Plan.

Section 7.08. Illegal or Invalid Provision. In case any provision of the Plan shall be held illegal or invalid for any reason, such illegal or invalid provision shall not affect the remaining parts of the Plan, but the Plan shall be construed and enforced without regard to such.

Section 7.09. Amendment or Termination of this Plan. The Board shall have the right to amend or terminate the Plan at any time, provided that any termination shall automatically end all of the outstanding Performance Periods and calculations shall be made with respect to achievement of the Performance Goals for such Performance Periods for the purpose of determining whether any pro-rata Incentive Awards may be payable under the Plan; provided, further, that in the event any pro-rata Incentive Awards are payable, such amounts shall be paid as provided in Section 6. No employee or Participant shall have any vested right to payment of any Incentive Award hereunder prior to the end of the Performance Period under this Section 7.09 in which a pro-rata Incentive Award is earned by the Participant. The Corporation shall notify affected employees in writing of any amendment or Plan termination.

Section 7.10. Unsecured Creditor. The Plan constitutes a mere promise by the Corporation to make benefit payments in the future. The Corporation’s obligations under the Plan shall be unfunded and unsecured promises to pay. Any amount payable under the Plan shall be established and maintained only on the books and records of the Corporation. The Corporation, its

Subsidiaries and Affiliates shall not be obligated under any circumstance to fund the Corporation’s financial obligations under the Plan and no assets or funds of the Corporation, any Subsidiary, any Affiliate or the Plan shall be removed from the claims of the Corporation’s general or judgment creditors or otherwise made available until such amounts are actually paid to a Participant as provided herein. Any of them may, in its discretion, set aside funds in a trust or other vehicle, subject to the claims of its creditors, in order to assist it in meeting its obligations under the Plan, if such arrangement will not cause the Plan to be considered a funded deferred compensation plan. To the extent that any Participant or beneficiary or other person acquires a right to receive payments under the Plan, such right shall be no greater than the right, and each Participant and beneficiary shall at all times have the status, of a general unsecured creditor of the Corporation.

Section 7.11. Limitation of Liability. The grant of any Incentive Award shall not:

(a)           Give a Participant any rights except as expressly set forth in the Plan and in any such Incentive Award;

(b)           Create any fiduciary or other obligation of the Corporation or any Subsidiary or Affiliate to take any action or provide to the Participant any assistance or dedicate or permit the use of any assets of the Corporation, any Subsidiary or Affiliate that would permit Performance Goals to be attained;

(c)           Create any trust, fiduciary or other duty or obligation of the Corporation, any Subsidiary or Affiliate to engage in any particular business, continue to engage in any particular business, engage in any particular business practices or sell any particular product or products; or

(d)           Create any obligation of the Corporation that shall be greater than the obligation of the Corporation to any of its general unsecured creditors.

Section 7.12. Dispute Resolution. Since Incentive Awards are granted in Western Pennsylvania, records relating to the Plan and Incentive Awards are located in Western Pennsylvania, and the Plan and Incentive Awards are administered in Western Pennsylvania, the Corporation and the Participant to whom an Incentive Award is granted, for themselves and their heirs, representatives, successors and assigns (collectively, the “Parties”) irrevocably submit to the exclusive and sole jurisdiction and venue of the state courts of Allegheny County, Pennsylvania and the federal courts of the Western District of Pennsylvania with respect to any and all disputes arising out of or relating to the Plan, the subject matter of the Plan or any Incentive Awards under the Plan, including but not limited to any disputes arising out of or relating to the interpretation and enforceability of any Incentive Awards or the terms and conditions of the Plan. To achieve certainty regarding the appropriate forum in which to prosecute and defend actions arising out of or relating to the Plan, and to ensure consistency in application and interpretation of the governing law under Section 7.03 of the Plan, the Parties agree that (a) sole and exclusive appropriate venue for any such action shall be the Pennsylvania courts described in the immediately preceding sentence, and no other, (b) all claims with respect to any such action shall be heard and determined exclusively in such Pennsylvania courts, and no other, (c) such Pennsylvania courts shall have sole and exclusive jurisdiction over the Parties and over the subject matter of any dispute relating hereto and (d) the Parties waive any and all objections and defenses to bringing any such action before such Pennsylvania courts, including but not limited to those relating to lack of personal jurisdiction, improper venue or forum non conveniens.

Section 7.13. Deferrals. It is the intention of the Corporation that no Incentive Award shall be “deferred compensation” subject to Section 409A of the Code, unless and to the extent that the Committee specifically determines otherwise as provided in the immediately following sentence, and the Plan and the terms and conditions of all Incentive Awards shall be interpreted accordingly. If the Committee so determines in its sole discretion, the Committee may establish in writing procedures, terms and conditions pursuant to which the payment of any Incentive Award may be deferred, provided that any such deferral is consistent with all aspects of Section 409A of the Code.

Section 7.14. Integration. The Plan (including but not limited to its incorporation of certain terms and conditions of the Equity Plan) contains all of the understandings and representations between the Corporation, its Subsidiaries and Affiliates and any of their employees and supersedes any prior understandings and agreements entered into between them regarding the subject matter within. There are no representations, agreements, arrangements or understandings, oral or written, between the Corporation, its Subsidiaries and Affiliates and any of their employees relating to the subject matter of the Plan which are not fully expressed in the Plan. Notwithstanding the foregoing, the Corporation’s Management Incentive Program and Management Incentive Program – Covered Employees and 2008 Management Incentive Plan, previously adopted the Corporation and as amended from time to time, shall remain in effect as to awards previously made thereunder which remain in effect (including deferred credits thereunder).

Section 7.15. Foreign Employees and Foreign Law Considerations. The Committee may grant Incentive Awards to eligible employees who are foreign nationals, who are located outside the United States of America or who are not compensated from a payroll maintained in the United States of America, or who are otherwise subject to (or could cause the Corporation to be subject to) legal or regulatory provisions of countries or jurisdictions outside the United States of America, on such terms and conditions different from those specified in the Plan as may, in the judgment of the Committee, be necessary or desirable to foster and promote achievement of the purposes of the Plan, and, in furtherance of such purposes, the Committee may make such modifications, amendments, procedures, or subplans as may be necessary or advisable to comply with such legal or regulatory provisions.

Section 7.16. Non-Uniform Determinations. The Committee’s determinations under the Plan (including without limitation its determinations of the employees to receive Incentive Awards, the form, amount and timing of such Incentive Awards and the terms and provisions of such Incentive Awards) need not be uniform and may be made by it selectively among employees who receive, or are eligible to receive, Incentive Awards under the Plan, whether or not such persons are similarly situated.

Exhibit B

PROXY - MATTHEWS INTERNATIONAL CORPORATION

Notice of
ANNUAL MEETING OF SHAREHOLDERS
To be held February 17, 2011

Sheraton Station Square Hotel
300 West Station Square Drive
Pittsburgh, PA

To Our Shareholders:

The Annual Meeting of the Shareholders of Matthews International Corporation will be held at 6:00 PM, Thursday, February 17, 2011 at the Sheraton Station Square Hotel, 300 West Station Square Drive, Pittsburgh, Pennsylvania, for the purpose of considering and acting upon the proposals set forth on the reverse side of this form.

Shareholders of record at the close of business on December 31, 2010 will be entitled to vote at the Annual Meeting or any adjournments thereof.

I hereby appoint Joseph C. Bartolacci and Steven F. Nicola and each of them, with full power of substitution and revocation, proxies to vote all shares of Common Stock of Matthews International Corporation which I am entitled to vote at the Annual Meeting of Shareholders or any adjournment thereof, with the authority to vote as designated on the reverse side.

IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSALS 1, 2, 3 and 4, and FOR the one year option in PROPOSAL 5.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY
USING THE ENCLOSED PREPAID ENVELOPE

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ANNUAL MEETING PROXY CARD

A. Proposals – The Board of Directors recommends a vote FOR all the nominees and FOR Proposals 2, 3 and 4, and FOR the one year option in Proposal 5.

1. Election of Directors	FOR	WITHHOLD
01 – Robert G. Neubert (1 year term)	[ ]	[ ]
02 – Gregory S. Babe (3 year term)	[ ]	[ ]
03 – Martin Schlatter (3 year term)	[ ]	[ ]
04– John D. Turner (3 year term)	[ ]	[ ]

	FOR	WITHHOLD	ABSTAIN
2.To approve the adoption of the 2010 Incentive Compensation Plan	[ ]	[ ]	[ ]

	FOR	WITHHOLD	ABSTAIN
3. To ratify the appointment of Pricewaterhouse Coopers LLP as the independent registered public accounting firm to audit the records of the Company for the fiscal year ending September 30, 2011.	[ ]	[ ]	[ ]

	FOR	WITHHOLD	ABSTAIN
4. To provide an advisory (non-binding) vote on the frequency of the advisory vote on executive compensation of the Company’s named executive officers	[ ]	[ ]	[ ]

	FOR	WITHHOLD	ABSTAIN
5. To provide an advisory (non-binding) vote on the frequency of the advisory vote on executive compensation.	[ ]	[ ]	[ ]

6.  To transact such other business as may properly come before the meeting.

B.  Non-Voting Items

Change of Address – Please print new address below.

Meeting Attendance – Mark box to the right if you plan to attend the Annual Meeting.  [ ]

C. Authorized Signatures – Sign Here – This section must be completed for your instructions to be executed. – Date and Sign Below

Please sign exactly as name appears hereon.  When shares are held by joint tenants, both should sign.  When signing as an attorney, executor, administrator, trustee, or guardian, please give full title as such.  If a corporation, please sign in full corporate name by President or other authorized officer.  If a partnership, please sign in partnership name by authorized person.

Signature 1–Please keep signature within the box                                                                               Signature 2–Please keep signature within the box

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Date (mm/dd/yyyy)     --/--/----